Offer to Purchase for Cash
by
PRIME ACQUISITION CORP.
of
Up to 3,031,969 Ordinary Shares
at a Purchase Price of $10.02 Per Share

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P. M., NEW YORK CITY TIME, ON WEDNESDAY, MARCH 27, 2013 UNLESS THE OFFER IS EXTENDED.

If you support our proposed Acquisition (as defined below), do not tender your Ordinary Shares in this Offer.

Prime Acquisition Corp. (“Prime,” the “Company,” “we,” “us” or “our”) hereby offers to purchase up to 3,031,969 of its ordinary shares, par value $0.001 per share (the “Ordinary Shares”), at a purchase price of $10.02 per share, net to the seller in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $30,380,329.38, subject to certain conditions described in this Offer to Purchase and in the Letter of Transmittal (which, together with this Offer to Purchase as they may be amended or supplemented from time to time, constitute the “Offer”).

The Purchase Price is equal to the per share amount on deposit in our Trust Account as of the commencement of the Offer (excluding interest earned thereon), less taxes payable. See “The Offer — General; Purchase Price; No Proration.”

The Company recently entered into a binding letter of intent (the “LOI”) with BHN, Srl. (“BHN”), setting forth terms for an acquisition (the “Acquisition”) by Prime of a newly formed entity that is not affiliated with BHN (“Target”), which will, directly or indirectly, own a portfolio of real estate properties in southern Europe. However, the Company will not be able to consummate a business combination transaction prior to the date (the “Termination Date”) required by its amended and restated memorandum and articles of association (the “Articles of Association”) and trust agreement governing the Trust Account (as defined below). Since we will not be able to complete the business combination with Target before the Termination Date, the board of directors has determined that it would be in the best interests of our shareholders for the Company to continue its existence for a period of six (6) months after the Termination Date, rather than dissolve as required by our Articles of Association (the “Extension”). In connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow shareholders holding our Ordinary Shares (the “Shares”) the opportunity to redeem their shares for a pro rata portion of the trust account established by us at the consummation of our initial public offering (“IPO”) and into which a certain amount of the net proceeds of the IPO were deposited (the “Trust Account”). The holders of Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Shares for a pro-rata portion of our Trust Account in the event the shareholders approve the Extension.

THE OFFER IS CONDITIONED ON SATISFACTION OF THE EXTENSION CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE) AND NO MORE THAN 3,031,969 ORDINARY SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Shares validly tendered, and not properly withdrawn, will be purchased pursuant to the Offer. Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See “The Offer — Procedures for Tendering Shares.”

We will fund the purchase of Shares in the Offer with our cash resources and cash available to us from the Trust Account in the event the Extension is approved by the Company’s shareholders. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See “The Offer — Purchase of Shares and Payment of Purchase Price” and “— Conditions of the Offer.”

The Ordinary Shares are traded and listed on the Nasdaq Capital Market under the symbol “PACQ” The Ordinary Shares may be delisted if we fail to maintain certain Nasdaq listing requirements. See “Risk Factors — NASDAQ may delist our securities, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.” On February 15, 2013, the last reported sale price of the Ordinary Shares was $9.90 per share. Shareholders are urged to obtain current market quotations for the Ordinary Shares before deciding whether to tender their Shares pursuant to the Offer. See “Market Price Information.”

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Extension, and (iii) determined that the Extension is in the best interests of Prime’s shareholders. If you tender your Shares in the Offer, you will not be a shareholder of the Company after the Extension and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Shares. However, you must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, as information agent (the “Information Agent”) for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

IMPORTANT

If you desire to tender all or any portion of your Shares, you must do one of the following before the Offer expires:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Shares for you;

•	if you hold certificates for Shares registered in your own name, you must complete and sign the appropriate enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary; or

•	if you are an institution participating in The Depository Trust Company, you must tender your Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares” of this Offer to Purchase.

To validly tender Shares pursuant to the Offer, other than Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulation to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer.

HOW TO OBTAIN ADDITIONAL INFORMATION

This Offer to Purchase incorporates important business and financial information about Prime that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, the appendices or any other documents filed by Prime with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Attention: Karen Smith
Telephone number: toll Free: 877-870-8565 or 206-870-8565
Email: ksmith@advantageproxy.com

If you would like to request documents, please do so no later than March 20, 2013 to ensure that you receive them prior to the closing of the Offer. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Prime.

SUMMARY TERM SHEET

This summary term sheet highlights important information regarding the Offer and the Extension. To understand the Offer and the Extension fully and for a more complete description of the terms of the Offer and the Extension, you should carefully read this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Structure of the Offer	The Offer consists of the offer to purchase ordinary shares, par value $0.001 per share, of Prime Acquisition Corp. (the “Shares”) upon the closing of the Offer.

Securities Subject to the Offer	Up to 3,031,969 Shares.

Price Offered Per Ordinary Share in the Offer	$10.02 net to the seller in cash, without interest thereon (the “Purchase Price”). We expressly reserve the right, in our sole discretion, to increase or decrease the Purchase Price pursuant to the Offer to Purchase, subject to applicable law, our amended and restated memorandum and articles of association (the “Articles of Association”) and the Extension.

Scheduled Expiration of Offer	5:00 p.m., New York City time, on Wednesday, March 27, 2013, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).

Party Making the Offer	Prime Acquisition Corp., an exempt company with limited liability organized under the laws of the Cayman Islands.

Conditions to the Offer

Our obligation to purchase Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

• the Extension having been approved by the shareholders of Prime; and

• no more than 3,031,969 Shares having been validly tendered and not properly withdrawn prior to the Expiration Date.

See “The Offer — Conditions of the Offer” and “The Extension - Conditions to the Extension.”

For further information regarding the Offer, see “The Offer” beginning on page 42.

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QUESTIONS AND ANSWERS ABOUT THE OFFER

Q. Who is offering to purchase the Securities?

A: Prime Acquisition Corp. is offering to purchase the Shares.

Q. What Securities are sought?

A. We are offering to purchase up to 3,031,969 outstanding Shares.

Q. Why are we making the Offer?

A. The Company recently entered into a binding LOI with BHN, setting forth terms for the Acquisition by Prime of Target, a newly formed entity that is not affiliated with BHN, which will, directly or indirectly, own a portfolio of real estate properties in southern Europe. However, the Company will not be able to consummate a business combination transaction the Termination Date required by its Articles of Association and trust agreement governing the Trust Account. Since we will not be able to complete the business combination with Target before the Termination Date, the board of directors has determined that it would be in the best interests of our shareholders for the Company to continue its existence for a period of six (6) months after the Termination Date, rather than dissolve as required by our Articles of Association. In connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow shareholders holding Shares the opportunity to redeem their shares for a pro rata portion of the Trust Account.

This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Shares for a pro-rata portion of our Trust Account in the event the shareholders approve the Extension.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been extended, terminated or delayed. If such offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Extension, Prime shall purchase and pay the Purchase Price for each Share validly tendered and not properly withdrawn. The Extension must be approved at a meeting of Prime’s shareholders pursuant to our Articles of Association. See “The Extension.”

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Q. What is the background of Prime?

A. Prime is a blank check company formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses. Prime consummated its IPO of 3,652,975 units, each unit consisting of one Ordinary Share and one warrant to purchase one Ordinary Share on March 30, 2011, including a partial exercise of the underwriters’ over-allotment option on May 10, 2011. The net proceeds of the IPO, together with $1,638,800 from Prime’s sale of 2,185,067 warrants to its officers and directors and less underwriters’ discounts and transaction related expenses, or an aggregate of $36,606,095.50, were deposited in the Trust Account pending completion by Prime of an initial business combination. If Prime does not consummate its initial business combination by March 30, 2013 and if the Extension is not approved by Prime’s shareholders on or before March 30, 2013, it must liquidate the Trust Account to the holders of Shares and dissolve.

Q. Is there a business combination agreement related to the Offer?

A. No. While the Company recently entered into an LOI with BHN setting forth terms for the Acquisition of Target, this Offer relates only to the Extension and does not relate to such business combination. In the event that the Extension is approved by Prime’s shareholders and this Offer is completed prior to March 30, 2013, then Prime intends to proceed with such business combination and will commence a separate issuer tender offer to allow its shareholders the opportunity to redeem their Shares in connection with such business combination. In connection with business combination-related tender, we will grant shareholders of the combined company who elect not to redeem their shares in such tender offer one (1) warrant for every four (4) shares not redeemed. Such warrants will be identical to the warrants included in the units issued in our IPO.

Q. Are the Offer and the Extension conditioned on one another?

A. Yes. Pursuant to the terms of the Extension, it is a condition to the consummation of the Extension that the Offer is conducted in accordance with the terms of the Extension and that Prime shall have accepted the Shares validly tendered and not properly withdrawn pursuant to the Offer and no more than 3,031,969 of the Shares be validly tendered and not properly withdrawn through this Offer, and, the Offer is subject to the condition that the Extension Condition (as described below) is satisfied. Under no circumstances will the number of Shares tendered be prorated. If the Extension Condition is not satisfied, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Shares, at our expense, that were delivered pursuant to the Offer. See “The Extension.”

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Q. What are the most significant conditions to the Offer and the Closing?

A. Our obligation to purchase Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•	the Extension having been approved by the shareholders of Prime (we refer to this condition, which is not waivable, as the “Extension Condition”); and

•	no more than 3,031,969 Shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

The consummation of the Extension and fulfillment of the Extension Condition are subject to the satisfaction or waiver, on or prior to March 30, 2013 of each of the following conditions:

•	the Prime shareholder proposal to amend Prime’s Articles of Association to permit the continuance of our company for a period of six (6) months after the Termination Date (the “Article Amendment Proposal”) having been approved by the affirmative vote of 80% of the outstanding ordinary shares of the Company; and

•	the Prime shareholder proposal to amend the agreement governing the Trust Account to extend the life of the Trust Account consistent with the Article Amendment Proposal, and permit the Company to distribute the assets of the Trust Account to the holders of Shares who wish to exercise their redemption rights in connection with the Extension (the “Distribution Proposal”) having been approved by the affirmative vote of a 80% of the outstanding ordinary shares of the Company that were issued in the Company’s IPO (the “IPO Shares”).

In addition, the Offer and the Extension are also subject to a number of other customary conditions. We refer to the conditions to the Offer, including the Extension Condition and the Maximum Tender Condition, as the “offer conditions.” See “The Offer — Conditions of the Offer” and “The Extension - Conditions to the Extension.”

Q. How will Prime fund the payment for the Shares?

A. We will use funds raised in connection with our IPO and the sale of warrants to our directors and officers which are currently held in the Trust Account for the benefit of our shareholders, a portion of which will become available to us upon consummation of the Extension, to purchase Shares tendered in the Offer. See “The Offer — Source and Amount of Funds.”

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Q. How long do I have to tender my Shares?

A. You may tender your Shares pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with the terms of the Offer, Prime may need to extend the Offer depending on the timing and process of the SEC’s staff review of the Offer to Purchase and related materials. The Offer will expire on Wednesday, March 27, 2013, at 5:00 p.m., New York City time, unless we extend or terminate the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Shares.”

Q. Can the Offer be extended, amended or terminated and, if so, under what circumstances?

A. We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation, subject to the restriction in our Articles of Association that requires us to voluntarily wind-up and cease our corporate existence on March 30, 2013. Certain amendments of the Offer may require an extension of the Offer if deemed material. If we extend the Offer, we will delay the acceptance of any Shares that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q. How will I be notified if the Offer is extended or amended?

A. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer — Extension of the Offer; Termination; Amendment.”

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Q. How do I tender my Shares?

A. If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must deliver your Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Shares”) to American Stock Transfer & Trust Company (the “Depositary”) before 5:00 p.m., New York City time, on Wednesday, March 27, 2013, or such later time and date to which we may extend the Offer.

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Shares. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your Shares, according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares” of this Offer to Purchase.

You may contact Advantage Proxy (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

Q. Until what time can I withdraw previously tendered Shares?

A. You may withdraw your tendered Shares at any time prior 5:00 p.m., New York City time, on Wednesday, March 27, 2013, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Prime Shares at any time after 5:00 p.m., New York City time, on Wednesday, March 27, 2013. See “The Offer — Procedures for Tendering Shares — Withdrawal Rights.”

Q. How do I properly withdraw Shares previously tendered?

A. You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer in order to properly withdraw your Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Certain additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Shares.” See “The Offer — Procedures for Tendering Shares — Withdrawal Rights.”

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Q. Has Prime or its board of directors adopted a position on the Offer?

A. Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Extension, and (iii) determined that the Extension is in the best interests of Prime’s shareholders. If you tender your Shares into the offer, you will not be a shareholder of Prime after the Extension, and therefore, our board of directors recommends that you do not accept the offer with respect to your Shares. However, you must make your own decision as to whether to tender your Shares and, if so, how many, to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer.

Q. When and how will Prime pay for the Shares I tender that are accepted for purchase?

A. We will pay the Purchase Price in cash, without interest, for the Shares we purchase promptly after (i) the expiration of the Offer if the offer conditions are satisfied, and (ii) our acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Q. Will I have to pay brokerage fees and commissions if I tender my Shares?

A. If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares in street name through a broker, bank or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Shares.”

Q. What are the U.S. federal income tax consequences if I tender my Shares?

A. The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or a distribution. See “Material U.S. Federal Income Tax Consequences.”

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Q. Will I have to pay stock transfer tax if I tender my Shares?

A. We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to anyone other than the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Q. Who do I contact if I have questions about the Offer?

A. For additional information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents from the Information Agent at 877-870-8565 or 206-870-8565.

Q. How many Shares is Prime offering to purchase?

A. We are offering to purchase up to 3,031,969 of the Shares validly tendered in the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Purpose of the Offer; Certain Effects of the Offer.”

The Offer is not conditioned on any minimum number of Shares being tendered by shareholders. However, the Offer is conditioned on no more than 3,031,969 Shares being validly tendered and not properly withdrawn. See “The Offer — General; Purchase Price; No Proration.”

Q. If more than 3,031,969 Shares are validly tendered and not properly withdrawn, will Prime purchase the Shares tendered on a pro rata basis?

No. The Offer contains a Maximum Tender Condition that no more than 3,031,969 Shares are validly tendered and not properly withdrawn prior to the Expiration Date. Accordingly, if more than 3,031,969 Shares are validly tendered and not properly withdrawn we will terminate or extend the Offer. See “The Offer — General; Purchase Price; No Proration.”

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Q. What will be the purchase price for the Shares and what will be the form of payment?

A. The Purchase Price for the Offer is $10.02 per Share, which is equal to the amount held in the Trust Account as of the commencement of this Offer excluding interest earned on the Trust Account. All Shares we purchase will be purchased at the Purchase Price. See “The Offer — General; Purchase Price; No Proration.” If your Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date (as defined in “Introduction”).

Q. How will the Offer affect the number of Ordinary Shares outstanding and the number of holders of Prime?

A. As of February 15, 2013, we had 4,894,983 outstanding Ordinary Shares, of which 3,031,969 Ordinary Shares were issued in the IPO. In addition, we had outstanding warrants to acquire 7,080,050 Ordinary Shares at an exercise price of $7.50 per share. If the Offer is fully subscribed, we will have approximately 1,863,014 Ordinary Shares outstanding following the purchase of Shares tendered and not validly withdrawn pursuant to the Offer (excluding Ordinary Shares issuable upon exercise of outstanding warrants). Warrants are not subject to the Offer and therefore the number of warrants outstanding will not be affected by the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Security Ownership of Certain Beneficial Owners and Management.”

To the extent any of our shareholders validly tender their Shares (without subsequently properly withdrawing such tendered Shares) and that tender is accepted, the number of our holders would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Q. What will happen if I do not tender my Shares?

A. Shareholders who choose not to tender their Shares will retain their Shares and have a larger percentage of ownership in our outstanding Ordinary Shares following the completion of the Extension.

Continuing shareholders that do not tender their Shares will also be subject to several other risks including:

•	reduced public float and therefore reduced liquidity;

•	the Ordinary Shares could be delisted from Nasdaq if we do not meet applicable requirements;

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•	concentration of ownership among the holders of Prime’s securities prior to its IPO (the “company’s founders”) and their affiliates;

•	risks associated with Prime’s search of a business combination; and

•	share price declines.

See “Risk Factors—Risk Factors Relating to Prime and the Target Business.”

Q. If I object to the price being offered for my Shares, will I have appraisal rights?

A. No appraisal rights will be available to you in connection with the Offer or the Extension. See “Appraisal Rights.”

Q: What happens if the Extension is not consummated?

A: If Prime does not consummate the Extension by March 30, 2013 then pursuant to its Articles of Association, Prime will automatically dissolve as promptly as practicable and liquidate and release only to its holders of Shares, as part of its plan of distribution, the amount in the Trust Account, including the deferred underwriting discounts and commission and accrued but undistributed interest, net of (i) taxes payable, and (ii) interest income earned on the Trust Account previously released to us to fund Prime’s working capital and general corporate requirements (any amounts in the Trust Account in excess of $10.02 per public share). Prime’s founders have agreed to waive their rights to participate in any liquidating distribution as part of its plan of distribution with respect to the shares they acquired prior to the IPO, but not with respect to any IPO Shares they have acquired in the IPO or aftermarket. There will be no distribution from the Trust Account with respect to Prime’s warrants, and all rights of our warrants will terminate upon its liquidation.

Q: What happens to the funds deposited in the Trust Account following the Extension?

A: Following the consummation of the Extension, funds in the Trust Account will be released to Prime to pay the Purchase Price to Prime shareholders tendering their Shares in the Offer. The balance of the funds will remain in the Trust Account until Prime completes a business combination or liquidates in the event it is unable to complete a business combination within the proscribed time period.

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SUMMARY

This summary highlights selected information from this Offer to Purchase but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. Please read these documents carefully as they are the legal documents that govern the Offer and Extension. Unless the context otherwise requires, references to “Prime,” “we,” “us,” “our” or the “Company” in this Offer to Purchase refers to Prime Acquisition Corp., including its consolidated subsidiaries.

Background Information

Prime Acquisition Corp. is an exempted company organized on February 4, 2010 under the laws of the Cayman Islands, formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses.

On March 30, 2011, we consummated an IPO of 3,600,000 units. Each unit issued in the IPO consisted of one Ordinary Share, par value $0.001 per share, and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one Ordinary Share at a price of $7.50. Prior to the consummation of the IPO, we completed a private placement of 2,185,067 warrants to our founding shareholders, generating gross proceeds of $1,638,800. On May 10, 2011, we announced that the underwriters of its IPO exercised their over-allotment option in part, for a total of an additional 52,975 units (over and above the 3,600,000 units sold in the IPO). The 3,652,975 units sold in the IPO, including the 52,975 units subject to the over-allotment option, were sold at an offering price of $10.00 per unit, generating gross proceeds of $36,529,750. A total of $36,606,096, which includes a portion of the $1,638,800 of proceeds from the private placement of warrants to the founding shareholders, was placed in trust. On May 25, 2011, the Ordinary Shares and warrants underlying the units sold in the IPO began to trade separately on a voluntary basis.

On August 1, 2012, a Stock Purchase Agreement dated as of July 28, 2012, was entered into by and among Prime, Yuantong Investment Holdings Limited, and Vanrock Sunrise Holdings Limited, Aquavenus Investment Holdings Limited and G.H. Martin, Limited, the shareholders of Yuantong Investment Holdings Limited. Upon the closing of the transactions contemplated in the such agreement, we would have acquired 100% of the issued and outstanding shares of Yuantong Investment Holdings Limited from its shareholders in exchange for an aggregate of 4,200,000 Ordinary Shares of Prime, of which 3,000,000 shares would have been issued as upfront consideration, and 1,200,000 shares would have been held in escrow to be released upon the achievement of certain earnings targets. Effective November 21, 2012, we terminated our agreement with Yuantong Investment Holdings Limited due to an uncured material breach of the agreement.

The address of our principal executive offices is No. 322, Zhongshan East Road, Shijiazhuang, Hebei Province, 050011, People’s Republic of China, and the address of our registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Unless the Article Amendment Proposal and the Distribution Proposal are approved, we will have until March 30, 2013 to consummate a business combination. If we are unable to consummate a business combination by the such date, which we do not anticipate being able to do, our Articles of Association require us to dissolve as promptly as practicable and liquidate and release to our holders of Shares, as part of our plan of distribution, the amount in our Trust Account and any remaining net assets.

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Entry Into Binding Letter of Intent

On February 22, 2013, a binding LOI was entered into by and between Prime and BHN setting forth terms for an Acquisition by Prime of Target, a newly formed entity that is not affiliated with BHN which will, directly or indirectly, own a portfolio of real estate properties in southern Europe. See “—Description of BHN and Target Business” for a summary description of the proposed business of the Target. The LOI sets forth the principal terms for the Acquisition, and the parties have agreed pursuant to the LOI to negotiate in good faith a purchase agreement (the “Agreement”) setting forth all of the terms and conditions of the Acquisition.

Upon the closing of the transactions contemplated in the LOI and subject to the terms of the Agreement, Prime will acquire 100% of the issued and outstanding shares of Target in exchange for Prime assuming certain debt obligations under promissory notes or mortgages of the Target with an aggregate principal amount of approximately $175 million and the issuance of ordinary shares of Prime for the balance of the value of Target’s business at a valuation of $10.00 per share. In accordance with the terms of the LOI, the valuation of the Target and its portfolio of properties is approximately $200 million, however, the exact composition of such portfolio is subject to adjustment prior to execution of the Agreement. Accordingly, the number of shares to be issued at the closing will be adjusted to account for variations in the total valuation of the Target and its portfolio of properties. We refer to the shares being issued to the Target shareholders as the “Payment Shares.”

In accordance with the LOI, certain existing shareholders of Prime will agree to cancel 529,920 of the 1,242,008 units issued prior to Prime’s IPO held by them.

Pursuant to the terms of the LOI, execution of the Agreement will be conditioned on the completion of the Extension, and ther parties will use their best efforts to negotiate and finalize the agreement by April 15, 2013 if the Extension is completed. Closing of the Acquisition will be conditioned on the execution of the Agreement and other definitive agreements relating to the Acquisition, including a management agreement between Prime and BHN, the parties securing all required consents and approvals, the parties completing their respective legal and business due diligence investigations, Prime’s shares remaining listed on the Nasdaq Capital Market prior to the closing, delivery of employment agreements by certain employees of the Target and other customary conditions to be contained in the Agreement and other definitive agreements.

Following approval and completion of the Extension, completion of this Offer, and execution of the Agreement, we will proceed with a separate issuer tender offer to provide our shareholders with the opportunity to redeem their Shares for a pro rata portion of the Trust Account in connection with the Acquisition. We will grant shareholders of the combined company who elect not to redeem their shares in such tender offer one (1) warrant for every four (4) shares not redeemed. Such warrants will be identical to the warrants included in the units issued in our IPO.

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The LOI provides Prime with exclusivity through September 30, 2013 in the event Extension is approved. The LOI also provides that for the one year period following the closing of the Acquisition, that the board of directors of Prime will consist of 7 persons, that BHN or the Target will designate 6 persons to Prime’s board of directors, and Prime will designate one person to Prime’s board of directors, initially William Yu, pursuant to the terms of a voting agreement to be entered into at closing. Prime also agreed to register the public resale of all Payment Shares pursuant to the terms of a Registration Rights Agreement to be entered into at closing.

As quickly as possible following the execution of the LOI, BHN is obligated to use its best efforts to provide audited financial statements of the Target and its subsidiaries. In addition, within 45 days of the close of each quarterly interim period BHN is obligated to use its best efforts to deliver interim financial statements for the Target and its subsidiaries. BHN is also obligated to grant Prime access to the properties, books and records of the Target and its subsidiaries in order for Prime to conduct a due diligence investigation in connection with the Acquisition.

Description of BHN and Target Business

BHN, a leading financial and strategic advisory boutique based in Milan, has identified attractive portfolios of real estate assets in Southern Europe owned by certain European financial institutions and distressed sellers. The acquired assets will be owned by Target, a Dutch company, that will become a wholly owned subsidiary of Prime upon completion of the Acquisition.

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The first group of assets to be acquired will be a portfolio of commercial real estate properties in Italy comprising approximately 120,000 square meters (the “Initial Portfolio”) currently owned by entities controlled by one of the top 5 banks in Italy. The total valuation of the Initial Portfolio contemplated in the transaction is approximately $200 million and as of December 31, 2012, the properties generated total annual rental income of approximately $15 million and were 99% percent leased.

Following the closing of the transaction the combined company plans to acquire additional properties beyond the Initial Portfolio to create a diverse portfolio of commercial real estate properties, including, primarily, well located office buildings and industrial/warehouse buildings. The combined company may also acquire retail properties, including regional malls, shopping centers and single-tenant retail locations, that are leased to national, regional and local tenants. The combined company will target properties strategically situated in densely populated, middle and upper income markets in Southern Europe, primarily in Italy, Spain and Greece. The combined company intends to use its ordinary shares as partial consideration for such acquisitions which may also include cash as well as first mortgages or second mortgages, mezzanine loans, bridge or other loans related to such properties. No definitive agreements have been signed to date.

We believe that the current market environment in Southern Europe presents an extraordinary opportunity to acquire attractive, performing properties at compelling yields and at values substantially below their replacement cost, offering us the potential to achieve attractive returns for our stockholders over time. The Southern European real estate market is currently experiencing significant weakness driven by economic uncertainty and sharply reduced capital availability. Despite the challenging economic environment in Europe, the properties in the Initial Portfolio have high quality lessees who are not credit impaired, long term leases, low vacancy rates and stable rents. These will also be characteristics we will seek out for additional properties we may acquire in the future.

In addition, since the onset of the “credit crisis” in mid-2007, the number of banks advancing new loans against Southern European properties has fallen substantially and that decline, together with a tightening of lending policies, has resulted in a significant contraction in the amount of debt available to fund re-financings, acquisitions, developments and other commercial real estate investments. Our view is that, in the current capital constrained environment, many property owners have limited options to sell and the prospects for negotiating attractive acquisitions at compelling prices should be significant. There can be no assurance, however, that the continuation of current economic conditions will not impact certain of the properties we may acquire and such properties could experience higher levels of vacancy than anticipated at the time of our acquisition of such properties. See “Risk Factors—Risk Factors Relating to Prime and the Target Business.”

Entry into Put Agreement

On February 25, 2013, Prime, BHN and certain funds affiliated with AQR Capital Management, LLC (collectively, the “AQR Funds”) entered into agreements, pursuant to which Prime has granted the AQR Funds the right to put an aggregate of 535,000 ordinary shares to the combined company at a price of $10.55 per share for a period of four months following completion of the Acquisition. Pursuant to the agreements and in exchange for receiving the put right, the AQR Funds have agreed not to tender any shares held by them in this Offer or in any future issue tender offer that Prime may conduct in connection with a business combination. In connection with the granting of the put, Prime will pay the AQR Funds a fee of $0.10 per share (an aggregate of $53,500) and an additional fee of $0.20 per share (an aggregate of $107,000) on the three month anniversary of the execution of the put agreements. Chardan Capital Markets, LLC will also receive a fee of $0.20 per share (an aggregate of $107,000) upon closing of the Acquisition. The parties also agreed to place $10.02 per share (an aggregate of $5,360,700) into escrow following completion of the Acquisition until the put rights are exercised or expire.

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We believe we will have a competitive advantage relative to other potential acquirers of such properties because we have the ability to issue publicly traded ordinary shares for a portion of the acquisition consideration and because we are not burdened by a legacy portfolio of under-performing assets or assets that may have significant debt obligations.

The Extension

The Company recently entered into a Company recently entered into a binding LOI with BHN, setting forth terms for an Acquisition of Target that will hold certain Italian real estate assets. However, the Company will not be able to consummate a business combination transaction prior to the Termination Date required by its Articles of Association and trust agreement governing the Trust Account. Since we will not be able to complete the business combination with Target before the Termination Date, the board of directors has determined that it would be in the best interests of our shareholders for the Company to continue its existence for a period of six (6) months after the Termination Date, rather than dissolve as required by our Articles of Association. In connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow holders of Shares the opportunity to redeem their shares for a pro rata portion of the Trust Account. As of February 25, 2013, approximately $36.6 million (approximately $10.02 per Share) was in the Trust Account.

In order to effect the Extension, shareholders must approve certain amendments to our Articles of Association and the trust agreement governing the Trust Account. Accordingly, concurrently with the Offer, we have called a special meeting of shareholders to be held at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154 on Wednesday, March 27, 2013 at 9:00 a.m., New York time, to consider and vote on the following two proposals:

•	To consider and vote on a proposal to amend our Articles of Association to permit the continuance of our company for a period of six (6) months after the Termination Date (the “Article Amendment Proposal”). Specifically, this proposal would amend the first sentence of paragraph 4 of Article 156 from our Articles of Association by deleting the first sentence of the Article in its entirety and replacing it with the following:

“(4)          In the event that the Company does not consummate a Business Combination by September 30, 2013 (the “Termination Date”), the Company shall be voluntarily wound up and cease except for the purposes of winding up the Company’s affairs and liquidating and the Directors shall take all such action necessary to dissolve and liquidate the Company and designate and appoint a liquidator as promptly as practicable.”

•	To consider and vote on a proposal to amend the agreement governing the Trust Account to extend the life of the Trust Account consistent with the Article Amendment Proposal, and permit the Company to distribute the assets of the Trust Account to the holders of the Shares who wish to exercise their redemption rights in connection with the Extension (the “Distribution Proposal”). This proposal will be acted upon following, and will be conditioned upon, the approval of the Article Amendment Proposal.

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and a proposal to:

•	To consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are insufficient votes at the time of the special meeting to approve the Article Amendment Proposal and/or the Distribution Proposal (the “Adjournment Proposal”).

Shareholders are encouraged to review the proxy solicitation relating to the shareholder meeting being held to approve the Extension, which documents will be made publicly available and filed with the Securities and Exchange Commission upon commencement of the proxy solicitation.

Tender Offer

In connection with the Extension, Prime is providing its shareholders with the opportunity to redeem those Ordinary Shares issued in Prime’s IPO for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account set up to hold the net proceeds of Prime’s IPO pursuant to the Investment Management Trust Agreement, dated as of March 30, 2011, as amended by the Distribution Proposal. The redemption amount in the Offer is $10.02 per Share. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a shareholder in the assets or earnings and profits of the Company.

The distribution of funds from the Trust Account to holders who wish to exercise redemption rights in connection with the Extension is being effected through this Offer to run concurrently with the proxy solicitation relating to the shareholder approval of the Extension. Holders of Shares may participate in the Offer regardless of their vote for or against the Extension proposals by following the tender instructions contained in this Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. Notwithstanding, consummation of the tender offer is conditioned on the approval of each of the Amendment and Distribution proposals.

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Pursuant to the terms of the Extension, it is a condition to the consummation of the Extension that the Offer is conducted in accordance with the terms of the Extension and that Prime shall have accepted the Shares validly tendered and not properly withdrawn pursuant to the Offer and no more than 3,031,969 of the Shares be validly tendered and not properly withdrawn through this Offer, and, the Offer is subject to the condition that the Extension Condition (as described below) is satisfied. Under no circumstances will the number of Shares tendered be prorated. If the Extension Condition is not satisfied, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Shares, at our expense, that were delivered pursuant to the Offer.

Recommendations of the Boards of Directors and Reasons for the Extension and Offer

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Extension, and (iii) determined that the Extension is in the best interests of Prime’s shareholders. If you tender your Shares in the Offer, you will not be a shareholder of the Company after the Extension and therefore, our board of directors recommends that you do not accept the Offer with respect to your Shares. However, you must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer.

Interests of Certain Persons in the Extension

When you consider the recommendations of the Company’s board of directors in favor of the Extension and against the Offer, you should keep in mind that the Company’s founders, directors and officers (“the Company Inside Shareholders”) have interests in the Extension and Offer that may be different from, or in addition to, your interests as a shareholder.

Shares Held by the Company Inside Shareholders

Our officers and directors and certain of their affiliates purchased 1,407,600 units comprised of 1,407,600 ordinary shares and 1,407,600 warrants, each to purchase one Ordinary Share, for an aggregate consideration of $1,564. We refer to the holders of our securities prior to our IPO as our founders, the units they hold as the founder’s units and the underlying Ordinary Shares and warrants as the founder’s shares and founder’s warrants, respectively. Following the partial exercise of the underwriters’ over-allotment option on May 10, 2011, an aggregate of 165,592 founders’ units were forfeited for no consideration, and as a result our founders own an aggregate of 1,242,008 founders’ units. In addition, we issued the representative of the underwriters, Chardan Capital Markets, LLC, and our founders and certain of their designees, in a private placement occurring simultaneously with our IPO, an aggregate of 2,185,067 warrants for an aggregate consideration of $1,638,800.

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Our board of directors has approved the grant of options to purchase up to 220,000 of our Ordinary Shares to our directors, employees, and consultants from time to time, with such terms and conditions as our officers may establish, including options to purchase 60,000 ordinary shares at a purchase price of $0.001 per share prior to our initial public offering. Carolyne Yu is one of these consultants, and she is the niece of William Yu and Diana Liu. Ms. Carolyne Yu received an option to purchase 1,500 ordinary shares and will provide investor and public relations and consulting to us. She also provides such consulting services to AutoChina International Limited, a company for which Diana Liu, William Yu’s wife, serves as a director. Dane Chauvel, Jason Wang and Hui Kai Yan have each been granted options to purchase 26,000, 5,000 and 5,000 Ordinary Shares, respectively, as of December 31, 2011. In March 2012, George Kaufman was granted an option to purchase 5,000 Ordinary Shares. None of the other options issued as of the date of this report have been issued to our officers or directors or any of their affiliates. Such options are not exercisable until the closing of the business combination. Share option grants are governed by individual grant agreements and stock restriction agreements as determined by our officers, and may be subject to either time-based or performance-based vesting provisions. Our board of directors has the authority to amend, alter, suspend or terminate our right to grant such share options without the consent of holders of Shares within the 220,000 option limit. Accordingly, such options may dilute the equity interest of our shareholders.

If the life of the Company is not extended, the Company will be required to commence proceedings to dissolve and liquidate following distribution of the amounts in the Trust Account. There will be no distribution from the Trust Account with respect to the Company’s founders’ securities, which would expire worthless if the life of the Company is not extended. The holders of Shares issued prior to the Company’s IPO, which consists of the Company’s officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

Compensatory Arrangements for Board of Directors and Management

None of our directors or officers have received any cash compensation for services rendered to us during the year ended December 31, 2012. We believe that because our officers and directors own an aggregate of 1,242,008 founders’ units, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

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We have agreed to pay to Kaiyuan Real Estate Development a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on March 24, 2011, and ending on the earlier of our consummation of a business combination or our liquidation. Kaiyuan Real Estate Development is an affiliate of Mr. Yong Hui Li, our Chairman. This arrangement was agreed to by Kaiyuan Real Estate Development for our benefit and is not intended to provide Mr. Li compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by Kaiyuan Real Estate Development will approximate the monthly reimbursement. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third-party. Commencing February 1, 2012, we have secured approximately 150 sq. foot of additional office space, administrative services and secretarial support in Taipei, Taiwan. Fees for the additional office space, administrative services and secretarial support are included in the $7,500 monthly fee paid to Kaiyuan.

Other than this $7,500 per month fee, and any share option grants, no compensation of any kind, including finder’s and consulting fees, will be paid to our officers, or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our officers and directors and their respective affiliates will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. There are no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the Trust Account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial business combination.

Officer and Director Liability

If we are unable to complete a business combination and are forced to dissolve and liquidate, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

Other Agreements of the Company Inside Shareholders

None of the agreements entered into at the time of the Company’s IPO will be amended or otherwise affected, except as specifically contemplated the Extension proposals.

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Certain Other Interests in the Proposals

In addition to the interests of our directors and officers in the proposals, you should keep in mind that certain individuals promoting the proposals and/or soliciting proxies on behalf of the Company have interests in the proposals that may be different from, or in addition to, your interests as a shareholder. The underwriters in the IPO agreed to defer payment of a portion of the underwriting discount equal to 2.8% of the gross proceeds, or $1,022,833. This amount will be held in trust and not released until the earlier to occur of (i) the completion of our initial business combination or (ii) our liquidation, in which case such proceeds will be distributed to the holders of Shares, together with all other funds held in the Trust Account.

Material U.S. Federal Income Tax Consequences

The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or a distribution. See “Material U.S. Federal Income Tax Consequences.”

Regulatory Approvals

The Offer and the transaction contemplate by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

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MARKET PRICE INFORMATION

Prime’s Ordinary Shares, warrants and units are traded on NASDAQ Stock Market, under the symbols “PACQ,” “PACQW” and “PACQU,” respectively. Each of Prime’s units consists of one Ordinary Share and one warrant, each to purchase an additional share of Prime’s Ordinary Shares. Prime’s units commenced to trade on NASDAQ Stock Market on March 24, 2011. Prime’s Ordinary Shares and warrants commenced to trade separately from its units on March 25, 2011.

The following tables set forth, for the periods indicated, the high and low sale prices for our Ordinary Shares, warrants and units, respectively, as reported on the NASDAQ Stock Market.

	Units		Shares		Warrants
	High	Low	High	Low	High	Low
Annual Highs and Lows 2011
Year ended December 31(from March 24)	$10.10	$9.55	$9.90	$9.39	$1.00	$0.25

Fiscal Quarterly Highs and Lows 2011
First Quarter (from March 24)	$10.10	$9.99	N/A	N/A	N/A	N/A
Second Quarter	10.10	9.85	$9.90	$9.44	$1.00	$0.36
Third Quarter	10.02	9.85	9.55	9.39	0.69	0.45
Fourth Quarter	10.00	9.55	9.72	9.41	0.49	0.25

Fiscal Quarterly Highs and Lows 2012
First Quarter	$10.01	$9.57	$9.78	$9.50	$0.41	$0.30
Second Quarter	10.01	9.80	9.70	9.62	0.41	0.22
Third Quarter	10.33	9.88	11.38	9.59	0.75	0.26
Fourth Quarter	10.20	10.01	9.98	9.70	0.55	0.11

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Shares in this Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

The risks and uncertainties described below include all of the material risks applicable to Prime; however they are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or the Extension.

Risk Factors Relating to the Tender Offer

There is no guarantee that your decision whether or not to tender your Shares will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Shares in the future following the completion of the Offer. If you choose to tender your Shares in the Offer, certain future events may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Shares. Similarly, if you do not tender your Shares, you will continue to bear the risk of ownership of your Shares after the closing of the Offer, and there can be no assurance that you will be able to sell your Shares in the future at a price equal to or higher price than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions are not met, Prime may terminate or extend the Offer.

Upon the consummation of the Extension, we plan to use the cash available from the funds held in the Trust Account to purchase the Shares validly tendered and not properly withdrawn pursuant to the Offer. However, if the conditions to the Extension or the Offer are not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. See “The Offer — Conditions of the Offer.”

The Offer presents potential risks and disadvantages to us and our continuing shareholders.

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Although our board of directors has determined that the Extension and making the Offer are in the best interests of our shareholders, the Offer exposes us to a number of risks including:

•	the use of a substantial portion of the cash in our Trust Account, which may adversely affect our ability to consummate a business combination and reduce the funds available as working capital for our businesses going forward, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our shareholders (approximately $6.2 million would remain in the Trust Account if 3,031,969 Shares were tendered in the Offer);

•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•	the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and the number of our shareholders, which may reduce the volume of trading in the Ordinary Shares and may result in lower share prices and reduced liquidity in the trading of the Ordinary Shares following completion of the Offer and limit our ability to meet the Nasdaq Capital Market listing standards.

Risk Factors Relating to Prime and the Target Business

We may not be able to consummate a business combination within the required time frame, in which case we would automatically dissolve and liquidate our assets, and you may not be able to recover your full investment.

Pursuant to our Articles of Association, we must complete a business combination with a fair market value of at least 80% of the balance of the Trust Account at the time of the business combination (excluding deferred underwriting discounts and commissions of $1,022,833 and taxes payable) by March 30, 2013. If shareholders do not approve the Extension, we will, in accordance with our Articles of Association, automatically dissolve, liquidate and wind up since we do not have sufficient time to complete a business combination by March 30, 2013. The foregoing requirements are set forth in Article 156 of our Amended and Restated Memorandum and Articles of Association and may not be eliminated without the vote of our board of directors and the vote of at least 80% of the voting power of our outstanding Ordinary Shares. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential target may be reduced as we approach the deadline for the consummation of our initial business combination. Although $10.02 per share is initially placed in trust, we may incur liabilities which are satisfied from the funds held in trust. If so, you will not be able to recover your full investment.

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Current economic conditions and the global tightening of credit may adversely the financial condition of our business following the consummation of the Acquisition.

Since the onset of the “credit crisis” in mid-2007, the number of banks advancing new loans against Southern European properties has fallen substantially and that decline, together with a tightening of lending policies, has resulted in a significant contraction in the amount of debt available to fund re-financings, acquisitions, developments and other commercial real estate investments. Assuming the Acquisition with Target is successfully consummated, there can be no assurance that the continuation of current economic conditions will not impact certain of the properties in Southern Europe we may acquire following the Acquisition. Such properties could experience higher levels of vacancy than anticipated at the time of our acquisition of such properties, which could adversely impact the financial performance of our post-Acquisition company.

You will not have any rights or interest in funds from the Trust Account, except under certain limited circumstances, and therefore may not have access to such funds until March 30, 2013.

Our holders of Shares will be entitled to receive funds from the Trust Account only in the event of our liquidation or if they seek to redeem their respective Shares for cash in connection with a business combination or in connection with the Extension. In no other circumstances will a shareholder have any right or interest of any kind in the Trust Account. Therefore, you may not be able to obtain access to such funds until March 30, 2013.

Under Cayman Islands law, the requirements and restrictions relating to our IPO contained in our Articles of Association may be amended, which could reduce or eliminate the protection afforded to our shareholders by such requirements and restrictions.

Our Articles of Association set forth certain requirements and restrictions relating to our IPO that apply to us until the consummation of a business combination. Specifically, our Articles of Association provide, among other things, that:

•	because we have entered into a letter of intent, agreement in principle or definitive agreement with respect to a business combination by September 30, 2012, the period of time to consummate a business combination has been automatically extended until March 30, 2013;

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•	we may consummate our initial business combination only if holders of Shares owning less than 83% of the Ordinary Shares sold in our IPO, exercise their redemption rights;

•	if our initial business combination is consummated, shareholders who exercised their redemption rights will receive their pro rata share of the Trust Account;

•	if we have not completed an initial business combination by March 30, 2013, our corporate existence will cease except for the purposes of winding up our affairs and liquidating and we will distribute to all of our holders of Shares their pro rata share of the Trust Account. This has the same effect as if our board of directors and shareholders had formally voted to approve our voluntary winding up and dissolution. As a result, no vote would be required from our shareholders to commence such a voluntary winding up and dissolution;

•	our management will take all actions necessary to liquidate our trust account to our holders of Shares as part of our plan of dissolution if the Acquisition or an alternative business combination is not consummated within the time periods specified in our Articles of Association;

•	our shareholders’ rights to receive a portion of the Trust Account are limited such that they may only receive a portion of the Trust Account upon liquidation of our trust account to our holders of Shares as part of our plan of distribution or upon the exercise of their redemption rights;

•	we may not consummate any other merger, capital stock exchange, stock purchase, asset acquisition or similar transaction or control through contractual arrangements other than the Acquisition or an alternative business combination that meets the conditions specified in our Articles of Association, including the requirement that our such business combination be with one or more operating businesses whose fair market value, either individually or collectively, is equal to at least 80% of the amount in the Trust Account (excluding deferred underwriting discounts and commissions and taxes payable) at the time of such business combination;

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•	prior to our initial business combination, we may not issue any units, Ordinary Shares, warrants or any options or other securities convertible into or exchangeable for Ordinary Shares, or any preferred shares, that participate in any manner in the proceeds of the Trust Account, or that vote as a class with the Ordinary Shares sold in our IPO on a business combination;

•	the board of directors shall review and approve all payments made to our founders, officers, directors, and their respective affiliates, other than the payment of an aggregate of $7,500 per month to Kaiyuan Real Estate Development for office space, administrative services and secretarial support, with any interested director abstaining from such review and approval;

•	we may not to enter into any transaction with any of our officers, directors or any of our or their respective affiliates without the prior approval by a majority of our disinterested directors, who had access, at our expense, to our attorneys or independent legal counsel, and unless our disinterested directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties; and

•	we may not (i) consummate a business combination with a target business that is a portfolio company of, or has otherwise received a financial investment from, our founders or their affiliates, or that is affiliated with our founders or our directors, or officers, or (ii) consummate a business combination with any underwriter in our initial public offering, or underwriting selling group member, or any of their affiliates, unless we obtain an opinion from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or FINRA, that a business combination with such target business is fair to our shareholders from a financial point of view.

Pursuant to our Articles of Association, the foregoing provisions may be amended by at least 80% of the voting power of our outstanding Ordinary Shares. In addition, the relevant portions of the agreement governing the Trust Account can only be amended with the consent of 80% of the voting power of IPO Shares. Except for the shares issued immediately prior to our IPO and the shares underlying the units issued in connection with our IPO, we will not issue securities with voting rights to vote on any proposals to amend our Articles of Association prior to a business combination.

In connection with the Extension we are seeking to amend our articles of association to extend the time we have to complete a business combination and to amend the agreement governing the Trust Account to allow us to redeem shares of holders who wish to redeem their shares in connection with the Extension.

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If any of these provisions are amended, our shareholders:

•	may not have all of the rights they previously had;

•	might not receive the amount anticipated in connection with a redemption or liquidation; and

•	might not receive amounts from the Trust Account in the time frames specified in our Articles of Association.

As a foreign private issuer, we are exempt from certain rules that are applicable to U.S. companies, and while we have agreed with the underwriters in our IPO to comply with certain of these requirements, such agreement can be waived without your consent and you may receive less information about us and our operations than you would receive if such agreements were not waived or we were a U.S. company.

As a foreign private issuer, we are exempt from the rules of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from certain of the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Therefore you may receive less information about us than you would receive if we were a U.S. company.

We have agreed with the underwriters in our IPO that, for the period commencing with the date of our IPO and ending on the consummation of our initial business combination, we will:

•	in the event we hold a shareholder vote in connection with a business combination, comply with all the procedural and disclosure requirements in the United States federal securities laws applicable to domestic issuers registered under the Exchange Act with respect to the furnishing and content of our proxy statement in connection with the shareholder vote for the proposed business combination;

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•	comply with the rules and regulations under the Exchange Act prescribing the requirements and filing deadlines for annual reports on Form 20-F and current reports on Form 6-K complying with those rules and regulations; and

•	furnish to American shareholders an English language version of our annual financial statements and all other materials regularly provided to other shareholders, and publish, at least semi-annually, an English language version of our interim financial statements filed with the SEC.

However, the agreement to provide such information to our shareholders may be waived, in whole or in part, by the representative of the underwriters in our IPO. The representative may have a conflict of interest in granting a waiver if such requirements prevent or delay a business combination from occurring because a substantial portion of the underwriter’s discount from the IPO is deferred until, and subject to, the closing of a business combination.

If third parties bring claims against us, the proceeds held in the Trust Account may be reduced and the per share liquidation price received by you will be less than $10.02 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all prospective target businesses we enter into agreements with and all vendors and service providers that we contract to provide services to us, which we collectively refer to as the contracted parties, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our holders of Shares, there is no guarantee that we will be able to get waivers from the contracted parties and there is no guarantee that even if the contracted parties executed such agreements with us that such waivers will be enforceable by operation of law or that the contracted parties would be prevented from bringing claims against the Trust Account. In the event that a potential contracted party were to refuse to execute such a waiver, we will execute an agreement with that person only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another person willing to execute such a waiver. Accordingly, the proceeds held in the Trust Account may be subject to claims which would take priority over the claims of our holders of Shares and, as a result, the per share liquidation price could be less than $10.02 per share due to claims of such creditors. If we are unable to complete a business combination and are forced to dissolve and liquidate, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Under these circumstances, our board of directors would have a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

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Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our holders of Shares. To the extent bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to our holders of Shares the liquidation amounts due them.

We allow up to 83% of our holders of Shares to exercise their redemption rights. This high threshold will make it easier for us to consummate a business combination with which you may not agree and could result in very little money remaining in trust for the company following the Extension and/or a business combination.

In connection with the Extension, we are offering each shareholder the right to have his, her or its Shares converted to cash if the Extension is consummated. Our founders have agreed not to redeem any Shares held by them. We will consummate the Extension or a business combination only if holders of Shares owning 83% or more of the shares sold in our IPO do not exercise their redemption rights. Because we permit a large number of shareholders to exercise their redemption rights, it will be easier for us to consummate the Extension or a business combination with a target business in the face of strong shareholder dissent. Depending on the number of shares that are redeemed in connection with the Extension or a business combination, we may have very little money in our trust account with which to consummate the business combination, which may result in our having to obtain additional financing to consummate our initial business combination, result in less money being available for use as working capital post business combination, or result in our failure to consummate an initial business combination.

Because the underwriters of our IPO are entitled to receive the full deferred underwriting discount of 2.8% of the gross proceeds of our IPO upon consummation of our initial business combination regardless of the number of ordinary shares that are redeemed, the ordinary shares that are not redeemed will have a lower value than the amount of cash per redeeming share, since the redemption amount is not discounted for the deferred underwriting discount.

At the time we complete our initial business combination, there will be released to the underwriters of our IPO from the Trust Account deferred underwriting discounts and commissions that are equal to 2.8% of the gross proceeds of our IPO, or $1,022,833. The underwriters of our IPO are entitled to receive the full deferred underwriting discount regardless of the number of shares that are redeemed. In connection with the Extension or our initial business combination, our shares may be redeemed for a pro rata portion of the Trust Account equal to $10.02 per share, which includes $0.28 per share attributable to deferred underwriting discounts and commissions. Therefore, the value of the ordinary shares that are not redeemed will be lower than the value of the ordinary shares that are redeemed since the redemption amount per share is not discounted for the deferred underwriting discount.

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Our redemption threshold of 83% may reduce the liquidity of our securities in the open market.

Since we have a redemption threshold of 83%, a high number of Shares may be redeemed in connection with the Extension or a business combination, which would result in significantly fewer Shares issued and outstanding, and which would in turn significantly reduce the liquidity of our securities, including our Shares that are not redeemed.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulty protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are a company incorporated under the laws of the Cayman Islands, and certain of our assets may in the future be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States in a way that will permit a U.S. court to have jurisdiction over us.

We are incorporated as a Cayman Islands exempted company. A Cayman Islands exempted company:

•	is a company that conducts its business outside the Cayman Islands;

•	is exempted from certain requirements of the Cayman Companies Law, including the

•	filing of an annual return of its shareholders with the Registrar of Companies;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

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Our corporate affairs are governed by our Articles of Association, the Companies Law of the Cayman Islands, as the same may be supplemented or amended from time to time, which we refer to herein as the Companies Law, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands, as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States. We have been advised by Conyers Dill & Pearman, our counsel as to Cayman Islands law, that (i) they are unaware of any proceedings that have been brought in the Cayman Islands to enforce judgments of the courts in the United States or to impose liabilities based on the civil liability provisions of the securities laws of the United States or any state in the United States; (ii) a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation; and (iii) because it is uncertain whether a Cayman Islands court would determine that a judgment of a United States court based on the civil liability provisions of the securities laws of the United States or any state in the United States is in the nature of a penalty, it is uncertain whether such a liability judgment would be enforceable in the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

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Because some of our directors and officers reside, and all of the trust fund assets are held, outside of the United States, it may be difficult for you to enforce your rights against them or to enforce U.S. court judgments against them outside the United States.

Some of our directors and officers reside, and all of the trust fund assets are held, outside of the United States. As a result, it may be necessary to comply with local law in order to obtain an enforceable judgment against certain directors and officers and certain assets. It may therefore be difficult for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers outside of the United States or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and officers under U.S. federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and certain countries would permit effective enforcement of criminal penalties of the U.S. federal securities laws.

Certain obligations of our founders are memorialized in agreements between the founders, the underwriters of our IPO and us and these agreements may be amended to change these obligations or eliminate them entirely.

In connection with our IPO, the founders have agreed to certain obligations, including:

•	to transfer restrictions on, and the placement in escrow of, the founders’ units and underlying securities;

•	to forfeit for no consideration: (1) all of the founders’ units in the event we are unable to complete a business combination; (2) 274,744 founders’ units in the event the last sales price of our Ordinary Shares does not equal or exceed $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period within 12 months following the closing of our initial business combination; and (3) 274,744 founders’ units in the event the last sales price of our Ordinary Shares does not equal or exceed $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period between 12 and 24 months following the closing of our initial business combination;

•	in connection with a shareholder vote to approve our initial business combination and/or amend Article 156 of our Amended and Restated Memorandum and Articles of Association (the article that contains all of the special provisions applicable to us prior to and in connection with our initial business combination) prior to consummation of our initial business combination, to vote the founders’ shares in the same manner as a majority of the holders of Shares;

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•	if he, she or it acquires ordinary shares in or following our IPO, he, she or it will vote all such acquired shares in favor of any business combination presented to our shareholders by our board of directors, and not to exercise redemption rights in connection with such shares;

•	that he, she or it will not exercise redemption rights in connection with any shares held by such person;

•	to waive their rights to participate in any liquidation distribution with respect to the founders’ shares if we fail to consummate an initial business combination;

•	that they will not exercise redemption rights with respect to the founders’ shares and have agreed not to tender their shares in an issuer tender offer in connection with our initial business combination;

•	to advance us the funds necessary to complete a liquidation in the event we do no consummate a business combination and not to seek repayment for such expenses;

•	if we are unable to complete a business combination and are forced to dissolve and liquidate, to jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties (we have not, however, sought information nor received information from the founders relating to their ability to satisfy any indemnification obligation); and

•	not to participate in a co-investment in a target business unless the terms of such co-investment are no more favorable than the terms of our investment and such investment will require the prior approval by a majority of our disinterested directors.

These obligations are included in one or more of the following agreements, each of which is filed with the registration statement for our IPO: the letter agreements with the representative of the underwriters and each founder, the underwriting agreement with the underwriters, and the escrow agreement with our transfer agent and the founders. Each of these agreements, by their terms, are governed by New York law. In addition, each agreement may be amended or terminated with the consent of each of the parties thereto. Accordingly, if each of the parties to an agreement determine that these obligations are no longer in their best interest, then the agreements may be amended or terminated and these obligations may be changed or eliminated entirely.

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Because our founders own securities in us that do not participate in liquidating distributions, they may have a conflict of interest in deciding if a particular target business is an attractive candidate for a business combination.

On February 4, 2010, February 12, 2010, and November 7, 2010, Yong Hui Li, our Chairman, Diana Chia-Huei Liu, our Chief Executive Officer and director, William Tsu-Cheng Yu, our President, Chief Financial Officer, and director, The Shodan Company, an affiliate of William Tsu-Cheng Yu, Gary Han Ming Chang, our Chief Investment Officer and director, Steven Chia-Sun Liu, Joseph Chia-Yao Liu, Olivia Lin Yu, and Joyce Chen Liu acquired an aggregate of 1,564,000 founders’ units for an aggregate purchase price of $1,564. Effective March 24, 2011, the founders’ units were reduced in proportion to the reduction in the size of our IPO from an aggregate of 1,564,000 founders’ units to an aggregate of 1,407,600 founders’ units. Following the partial exercise of the underwriters’ over-allotment option on May 10, 2011, an aggregate of 165,592 founders’ units were forfeited for no consideration, and as a result our founders own an aggregate of 1,242,008 founders’ units. Of these founders’ units, 247,744 founders’ units, and the underlying Ordinary Shares and warrants (equal to approximately 5.2% of our issued and outstanding shares) will be forfeited for no consideration in the event the last sales price of our ordinary shares does not equal or exceed $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period within 12 months following the closing of our initial business combination, and an additional 247,744 founders’ units, and the underlying Ordinary Shares and warrants (equal to approximately 5.2% of our issued and outstanding shares) will be forfeited for no consideration in the event the last sales price of our Ordinary Shares does not equal or exceed $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period between 12 and 24 months following the closing of our initial business combination. Upon our dissolution and liquidation, none of our founders will have the right to receive distributions from the Trust Account with respect to the founders’ shares. In addition, the representative of the underwriters of our IPO, our founders and their designees purchased an aggregate of 2,185,067 placement warrants immediately prior to the completion of our IPO. The $1,638,800 purchase price of the placement warrants is included in the Trust Account that will be distributed to our holders of Shares in the event of our dissolution and liquidation. In the event of our dissolution and liquidation, our founders will not receive distributions from the Trust Account with respect to the placement warrants and the placement warrants will expire worthless. Therefore, our directors’ and officers’ personal and financial interests may influence their motivation in identifying and selecting target businesses and consummating our initial business combination in a timely manner. This may also result in a conflict of interest when they determine whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest.

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Unless we complete a business combination, neither our officers, directors, nor any of their respective affiliates, will receive reimbursement for any out-of-pocket expenses they incur if such expenses exceed the amount available to us for working capital and general corporate purposes. Therefore, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the holders of Shares’ best interest.

Neither our officers, directors, nor any of their respective affiliates, will receive reimbursement for any out-of-pocket expenses reasonably incurred by them to the extent that such expenses exceed the amount not required to be retained in the Trust Account unless a business combination is consummated. Our officers and directors may, as part of any such combination, negotiate the repayment of some or all of any such expenses. If the target business’ owners do not agree to such repayment, this could cause our management to view such potential business combination unfavorably, thereby resulting in a conflict of interest. The financial interest of our officers, directors, or any of their respective affiliates, could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the shareholders’ best interest.

NASDAQ may delist our securities, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on the NASDAQ Capital Market. Additionally, NASDAQ Capital Market will require us to meet its initial listing requirements, as opposed to its more lenient continued listing requirements, at the time of our initial business combination. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the NASDAQ Capital Market delists our securities from trading, we could face significant consequences, including:

•	a limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

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•	a determination that our ordinary shares is a “penny stock,” which will require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•	limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, we would no longer be subject to NASDAQ Capital Market rules, including rules requiring us to have a certain number of independent directors and to meet other corporate governance standards.

Our outstanding warrants may adversely affect the market price of our Ordinary Shares following the Extension or a business combination.

The units sold in our IPO include redeemable warrants to purchase 3,652,975 Ordinary Shares, and the founders’ units include warrants to purchase 1,242,008 Ordinary Shares. In addition, we issued in a private placement warrants to purchase 2,185,067 ordinary shares to (i) Chardan Capital Markets, LLC, the representative of the underwriters of our IPO, and (ii) our founders and their designees. The founders’ warrants and the placement warrants are identical to those redeemable warrants sold as part of the units in our IPO except that founders’ warrants and placement warrants may be exercised on a cashless basis at any time after a business combination and even if there is not an effective registration statement relating to the shares underlying the warrants and are subject to certain transfer restrictions. We also issued to the representative of the underwriters of our IPO, concurrently with our IPO, for a purchase price of $100, an option to purchase 215,000 units, each unit representing one ordinary share and one redeemable warrant. The sale or possibility of sale of the shares underlying the warrants could have an adverse effect on the market price for our Ordinary Shares or our units or our ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

Our board of directors has approved the grant of options to purchase up to 220,000 of our Ordinary Shares which may cause dilution to you.

Our board of directors has approved the grant of options to purchase up to 220,000 of our Ordinary Shares to our directors, employees, and consultants from time to time, with such terms and conditions as our officers may establish, including options to purchase 60,000 Ordinary Shares at a purchase price of $0.001 per share prior to our initial public offering, which are currently outstanding. Such options are not exercisable until the closing of the business combination. Share option grants are governed by individual grant agreements and stock restriction agreements as determined by our officers, and may be subject to either time-based or performance-based vesting provisions. Our board of directors has the authority to amend, alter, suspend or terminate our right to grant such share options without the consent of holders of Shares within the 220,000 option limit. Accordingly, the above-mentioned options may dilute the equity interest of our shareholders.

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If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to consummate our initial business combination or operate over the near term or long-term in our intended manner.

We do not plan to operate as an investment fund or investment company, or to be engaged in the business of investing, reinvesting or trading in securities. Our plan is to acquire, hold, operate and grow for the long-term one or more operating businesses or a portion of such business or businesses. We do not plan to operate as a passive investor or as a merchant bank seeking dividends or gains from purchases and sales of securities. Our founders are experienced as officers and directors of operating companies. However, we may be deemed to be an investment company under the Investment Company Act if, following our IPO and prior to the consummation of our initial business combination, we are viewed as engaging in the business of investing in securities or we own “investment securities” having a value in exceeding 40% of our total assets, and may be required to register as an investment company or a registered investment adviser under the U.S. securities laws.

If we are deemed to be an investment company under the Investment Company Act, we may be subject to certain restrictions that may make it difficult for us to complete a business combination, including:

•	corporate governance requirements and requirements regarding mergers and share exchanges;

•	restrictions on the nature of our investments;

•	restrictions on our capital structure and use of multiple classes of securities; and

•	restrictions on our use of leverage and collateral;

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each of which may make it difficult for us to consummate our initial business combination or operate over the near term or long-term in our intended manner.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, and disclosure requirements, and other rules and regulations;

compliance with which would reduce the funds we have available outside the Trust Account to consummate our initial business combination or operate over the near term or long-term in our intended manner.

We do not believe that our anticipated activities will subject us to the Investment Company Act as the net proceeds of our IPO and sale of the placement warrants that are to be held in the Trust Account may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the Trust Account to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expense for which we have not allotted funds.

If our Ordinary Shares become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our Ordinary Shares have a market price per share of less than $5.00, transactions in our Ordinary Shares may be subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

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•	receive the purchaser’s written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our Ordinary Shares become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Our directors may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc.

No salary or other compensation will be paid to our directors for services rendered by them on our behalf prior to or in connection with a business combination. Accordingly, we believe our non-executive directors would be considered “independent” as that term is commonly used. Such stock exchanges define “independent” as a person, other than an officer or employee of the company or any parent or subsidiary, having no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Equity ownership of non-executive directors is not relevant to the definition of independence. However, under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors own shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf (such as identifying potential target businesses and performing due diligence on suitable business combinations), state securities administrators could argue that all of such individuals are not “independent.” If this were the case, they would take the position that we would not have the benefit of any independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations, and a material adverse effect on the prices of our securities held by holders of Shares.

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Your only opportunity to affect the investment decision regarding a potential business combination will be limited to the exercise of your right to redeem your Shares from us for cash.

Because our board of directors may consummate a business combination without seeking shareholder approval in accordance with our Articles of Association, holders of Shares will not have the right or opportunity to vote on the business combination, unless we seek such shareholder vote. Accordingly, your only opportunity to affect the investment decision regarding a potential business combination may be limited to exercising your redemption rights within the period of time set forth in this Offer, as amended. In addition, your election to exercise your redemption rights could still be rejected if the conditions to this Offer are not satisfied.

If the Extension is not consummated we will likely not be able to consummate a business combination.

We have until March 30, 2013 to complete a business combination. If we are unable to consummate the Extension, we will not have adequate time to complete a business combination with Target prior to March 30, 2013. Consequently, if we do not consummate the Extension, we believe we will not be able to consummate a business combination before March 30, 2013.

Risk Factors Relating to the Extension

Concentration of ownership after the Extension may have the effect of delaying or preventing a change in control.

If the Extension is consummated, the company’s founders will own approximately 60.7% of the voting power of Prime assuming that 3,031,969 of the Shares are validly tendered and not properly withdrawn in the Offer and none of the outstanding warrants are exercised. As a result, such persons, if acting together, have the ability to influence the outcome of corporate actions of Prime requiring shareholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of Prime’s Ordinary Shares.

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Prime’s founders, directors and executive officers have certain interests in consummating the Extension that may have influenced their decision to approve the Extension.

Certain of Prime’s directors and executive officers own Ordinary Shares and warrants that were issued in connection with private placements of securities outside of Prime’s IPO (the “Insider Shares” and the “Insider Warrants”, respectively). Such purchasers have waived their right to receive distributions with respect to the Insider Shares upon Prime’s liquidation which will occur if Prime is unable to consummate the Extension or a business combination by March 30, 2013. Accordingly, the Insider Shares will be worthless if Prime is forced to liquidate. In addition, in the event of Prime’s liquidation, the Prime warrants, including the Insider Warrants held by certain of Prime’s directors and executive officers, will expire worthless. As of the date of this Offer to Purchase, Prime’s founders held an aggregate of 1,130,226 Ordinary Shares and an aggregate of 3,427,078 warrants.

These financial interests of Prime’s founders, officers and directors may have influenced their decision to approve the Extension. You should consider these interests when evaluating the Extension and the Offer.

Prime has incurred and expects to incur significant costs associated with the Extension. Whether or not the Extension is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Prime.

Prime expects to incur significant costs associated with the Extension. Whether or not the Extension is completed, Prime expects to incur approximately $120,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Prime.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The risks and uncertainties include, but are not limited to:

•	future operating or financial results;
•	future payments of dividends and the availability of cash for payment of dividends;
•	future acquisitions, business strategy and expected capital spending;
•	assumptions regarding interest rates and inflation;
•	fluctuations in general economic and business conditions;
•	Prime’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;
•	estimated future capital expenditures needed to preserve Prime’s capital base;
•	ability of Prime to effect the Extension or a business combination, and to meet target returns;
•	the risk that a condition to consummation of the Extension may not be satisfied or waived;
•	the continued listing of Prime’s securities on the NASDAQ Capital Market, and the potential delisting of Prime’s securities from the NASDAQ Capital Market;
•	potential changes in the legislative and regulatory environments;
•	a lower return on investment;
•	potential volatility in the market price of the Ordinary Shares; and
•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Offer to Purchase. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this Offer to Purchase.

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INFORMATION ABOUT PRIME

Prime Acquisition Corp. is an exempted company organized on February 4, 2010 under the laws of the Cayman Islands, formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses.

On March 30, 2011, the initial public offering of 3,600,000 units of the Company was consummated. Each unit issued in the IPO consisted of one Ordinary Share, par value $0.001 per share, and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one Ordinary Share at a price of $7.50. Prior to the consummation of the IPO, the Company completed a private placement of 2,185,067 warrants to the Company’s founding shareholders, generating gross proceeds of $1,638,800. On May 10, 2011, the Company announced that the underwriters of its IPO exercised their over-allotment option in part, for a total of an additional 52,975 units (over and above the 3,600,000 units sold in the IPO). The 3,652,975 units sold in the IPO, including the 52,975 units subject to the over-allotment option, were sold at an offering price of $10.00 per unit, generating gross proceeds of $36,529,750. A total of $36,606,096, which includes a portion of the $1,638,800 of proceeds from the private placement of warrants to the founding shareholders, was placed in trust. On May 25, 2011, the Ordinary Shares and warrants underlying the units sold in the IPO began to trade separately on a voluntary basis.

On August 1, 2012, a Stock Purchase Agreement dated as of July 28, 2012, was entered into by and among the Company, Yuantong Investment Holdings Limited, and Vanrock Sunrise Holdings Limited, Aquavenus Investment Holdings Limited and G.H. Martin, Limited, the shareholders of Yuantong Investment Holdings Limited. Upon the closing of the transactions contemplated in the such agreement, the Company would have acquired 100% of the issued and outstanding shares of Yuantong Investment Holdings Limited from its shareholders in exchange for an aggregate of 4,200,000 ordinary shares of the Company, of which 3,000,000 shares would have been issued as upfront consideration, and 1,200,000 shares would have been held in escrow to be released upon the achievement of certain earnings targets. Effective November 21, 2012, the Company terminated its agreement with Yuantong Investment Holdings Limited due to an uncured material breach of the agreement.

The address of our principal executive offices is No. 322, Zhongshan East Road, Shijiazhuang, Hebei Province, 050011, People’s Republic of China, and the address of our registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Unless the Article Amendment Proposal and the Distribution Proposal are approved, we will have until March 30, 2013 to consummate a business combination. If we are unable to consummate a business combination by the such date, which we do not anticipate being able to do, our Articles of Association require us to dissolve as promptly as practicable and liquidate and release to our holders of Shares, as part of our plan of distribution, the amount in our Trust Account and any remaining net assets.

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Entry Into Binding Letter of Intent

On February 22, 2013, a binding LOI was entered into by and between Prime and BHN setting forth terms for an Acquisition by Prime of Target, a newly formed entity that is not affiliated with BHN which will, directly or indirectly, own a portfolio of real estate properties in southern Europe. See “—Description of BHN and Target Business” for a summary description of the proposed business of the Target. The LOI sets forth the principal terms for the Acquisition, and the parties have agreed pursuant to the LOI to negotiate in good faith an Agreement setting forth all of the terms and conditions of the Acquisition.

Upon the closing of the transactions contemplated in the LOI and subject to the terms of the Agreement, Prime will acquire 100% of the issued and outstanding shares of Target in exchange for Prime assuming certain debt obligations under promissory notes or mortgages of the Target with an aggregate principal amount of approximately $175 million and the issuance of Ordinary Shares of Prime for the balance of the value of Target’s business at a valuation of $10.00 per share. In accordance with the terms of the LOI, the valuation of the Target and its portfolio of properties is approximately $200 million, however, the exact composition of such portfolio is subject to adjustment prior to execution of the Agreement. Accordingly, the number of Payment Shares to be issued at the closing will be adjusted to account for variations in the total valuation of the Target and its portfolio of properties.

In accordance with the LOI, certain existing shareholders of Prime will agree to cancel 529,920 of the 1,242,008 founder units issued prior to Prime’s IPO held by them.

Pursuant to the terms of the LOI, execution of the Agreement will be conditioned on the completion of the Extension, and the parties will use their best efforts to negotiate and finalize the agreement by April 15, 2013 if the Extension is completed. Closing of the Acquisition will be conditioned on the execution of the Agreement and other definitive agreements relating to the Acquisition, including a management agreement between Prime and BHN, the parties securing all required consents and approvals, the parties completing their respective legal and business due diligence investigations, Prime’s shares remaining listed on the Nasdaq Capital Market prior to the closing, delivery of employment agreements by certain employees of the Target and other customary conditions to be contained in the Agreement and other definitive agreements.

Following approval and completion of the Extension, completion of this Offer, and execution of the Agreement, we will proceed with a separate issuer tender offer to provide our shareholders with the opportunity to redeem their Shares for a pro rata portion of the Trust Account in connection with the Acquisition. We will grant shareholders of the combined company who elect not to redeem their shares in such tender offer one (1) warrant for every four (4) shares not redeemed. Such warrants will be identical to the warrants included in the units issued in our IPO.

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The LOI provides Prime with exclusivity through September 30, 2013 in the event Extension is approved. The LOI also provides that for the one year period following the closing of the Acquisition, that the board of directors of Prime will consist of 7 persons, that BHN or the Target will designate 6 persons to Prime’s board of directors, and Prime will designate one person to Prime’s board of directors, initially William Yu, pursuant to the terms of a voting agreement to be entered into at closing. Prime also agreed to register the public resale of all Payment Shares pursuant to the terms of a Registration Rights Agreement to be entered into at closing.

As quickly as possible following the execution of the LOI, BHN is obligated to use its best efforts to provide audited financial statements of the Target and its subsidiaries. In addition, within 45 days of the close of each quarterly interim period BHN is obligated to use its best efforts to deliver interim financial statements for the Target and its subsidiaries. BHN is also obligated to grant Prime access to the properties, books and records of the Target and its subsidiaries in order for Prime to conduct a due diligence investigation in connection with the Acquisition.

Description of BHN and Target Business

BHN, a leading financial and strategic advisory boutique based in Milan, has identified attractive portfolios of real estate assets in Southern Europe owned by certain European financial institutions and distressed sellers. The acquired assets will be owned by Target, a Dutch company, that will become a wholly owned subsidiary of Prime upon completion of the Acquisition.

The first group of assets to be acquired will be a portfolio of commercial real estate properties in Italy comprising approximately 120,000 square meters currently owned by entities controlled by one of the top 5 banks in Italy. The total valuation of the Initial Portfolio contemplated in the transaction is approximately $200 million and as of December 31, 2012, the properties generated total annual rental income of approximately $15 million and were 99% percent leased.

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Following the closing of the transaction the combined company plans to acquire additional properties beyond the Initial Portfolio to create a diverse portfolio of commercial real estate properties, including, primarily, well located office buildings and industrial/warehouse buildings. The combined company may also acquire retail properties, including regional malls, shopping centers and single-tenant retail locations, that are leased to national, regional and local tenants. The combined company will target properties strategically situated in densely populated, middle and upper income markets in Southern Europe, primarily in Italy, Spain and Greece. The combined company intends to use its ordinary shares as partial consideration for such acquisitions which may also include cash as well as first mortgages or second mortgages, mezzanine loans, bridge or other loans related to such properties. No definitive agreements have been signed to date.

We believe that the current market environment in Southern Europe presents an extraordinary opportunity to acquire attractive, performing properties at compelling yields and at values substantially below their replacement cost, offering us the potential to achieve attractive returns for our stockholders over time. The Southern European real estate market is currently experiencing significant weakness driven by economic uncertainty and sharply reduced capital availability. Despite the challenging economic environment in Europe, the properties in the Initial Portfolio have high quality lessees who are not credit impaired, long term leases, low vacancy rates and stable rents. These will also be characteristics we will seek out for additional properties we may acquire in the future.

In addition, since the onset of the “credit crisis” in mid-2007, the number of banks advancing new loans against Southern European properties has fallen substantially and that decline, together with a tightening of lending policies, has resulted in a significant contraction in the amount of debt available to fund re-financings, acquisitions, developments and other commercial real estate investments. Our view is that, in the current capital constrained environment, many property owners have limited options to sell and the prospects for negotiating attractive acquisitions at compelling prices should be significant. There can be no assurance, however, that the continuation of current economic conditions will not impact certain of the properties we may acquire and such properties could experience higher levels of vacancy than anticipated at the time of our acquisition of such properties. See “Risk Factors—Risk Factors Relating to Prime and the Target Business.”

We believe we will have a competitive advantage relative to other potential acquirers of such properties because we have the ability to issue publicly traded ordinary shares for a portion of the acquisition consideration and because we are not burdened by a legacy portfolio of under-performing assets or assets that may have significant debt obligations.

Entry into Put Agreement

On February 25, 2013, Prime, BHN and the AQR Funds entered into agreements, pursuant to which Prime has granted the AQR Funds the right to put an aggregate of 535,000 ordinary shares to the combined company at a price of $10.55 per share for a period of four months following completion of the Acquisition. Pursuant to the agreements and in exchange for receiving the put right, the AQR Funds have agreed not to tender any shares held by them in this Offer or in any future issue tender offer that Prime may conduct in connection with a business combination. In connection with the granting of the put, Prime will pay the AQR Funds a fee of $0.10 per share (an aggregate of $53,500) and an additional fee of $0.20 per share (an aggregate of $107,000) on the three month anniversary of the execution of the put agreements. Chardan Capital Markets, LLC will also receive a fee of $0.20 per share (an aggregate of $107,000) upon closing of the Acquisition. The parties also agreed to place $10.02 per share (an aggregate of $5,360,700) into escrow following completion of the Acquisition until the put rights are exercised or expire.

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THE EXTENSION

The discussion in Extension is subject to, and is qualified in its entirety by reference to, the proxy solicitation materials relating to the shareholder meeting being held to approve the Extension, which documents will be made publicly available and filed with the Securities and Exchange Commission upon commencement of the proxy solicitation.

General Description of the Extension

The Company recently entered into a binding LOI with BHN, setting forth terms for the Acquisition by Prime of Target, a newly formed entity that is not affiliated with BHN which will, directly or indirectly, own a portfolio of real estate properties in southern Europe. However, the Company will not be able to consummate a business combination transaction prior to the Termination Date required by its Articles of Association and trust agreement governing the Trust Account. Since we will not be able to complete the business combination with Target before the Termination Date, the board of directors has determined that it would be in the best interests of our shareholders for the Company to continue its existence for a period of six (6) months after the Termination Date, rather than dissolve as required by our Articles of Association. In connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow shareholders holding our Shares the opportunity to redeem their shares for a pro rata portion of the Trust Account.

In order to effect the Extension, shareholders must approve certain amendments to our Articles of Association and the trust agreement governing the Trust Account. Accordingly, concurrently with the Offer, we have called a special meeting of shareholders to be held at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154 on Wednesday, March 27, 2013 at 9:00 a.m., New York time, to consider and vote on the following two proposals:

•	To consider and vote on a proposal to amend our Articles of Association to permit the continuance of our company for a period of six (6) months after the Termination Date (the “Article Amendment Proposal”). Specifically, this proposal would amend the first sentence of paragraph 4 of Article 156 from our Articles of Association by deleting the first sentence of the Article in its entirety and replacing it with the following:

“(4)         In the event that the Company does not consummate a Business Combination by September 30, 2013 (the “Termination Date”), the Company shall be voluntarily wound up and cease except for the purposes of winding up the Company’s affairs and liquidating and the Directors shall take all such action necessary to dissolve and liquidate the Company and designate and appoint a liquidator as promptly as practicable.”

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•	To consider and vote on a proposal to amend the agreement governing the Trust Account to extend the life of the Trust Account consistent with the Article Amendment Proposal, and permit the Company to distribute the assets of the Trust Account to the holders of Shares who wish to exercise their redemption rights in connection with the Extension (the “Distribution Proposal”). This proposal will be acted upon following, and will be conditioned upon, the approval of the Article Amendment Proposal.

and a proposal to:

•	To consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are insufficient votes at the time of the special meeting to approve the Article Amendment Proposal and/or the Distribution Proposal.

Shareholders are encouraged to review the proxy solicitation relating to the shareholder meeting being held to approve the Extension, which documents will be made publicly available and filed with the Securities and Exchange Commission upon commencement of the proxy solicitation.

This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Shares for a pro-rata portion of our Trust Account in the event the shareholders approve the Extension. The holders of Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been extended, terminated or delayed. If such offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Extension, Prime shall purchase and pay the Purchase Price for each Share validly tendered and not properly withdrawn. The Extension must be approved at a meeting of Prime’s shareholders pursuant to our Articles of Association. See “The Extension.”

Conditions to the Extension

Our obligation to purchase Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

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•	the Extension having been approved by the shareholders of Prime (we refer to this condition, which is not waivable, as the “Extension Condition”); and

•	no more than 3,031,969 Shares having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

The consummation of the Extension and fulfillment of the Extension Condition are subject to the satisfaction or waiver, on or prior to March 30, 2013 of each of the following conditions:

•	the Article Amendment Proposal having been approved by the affirmative vote of 80% of the outstanding ordinary shares of the Company; and

•	the Distribution Proposal having been approved by the affirmative vote of a 80% of the outstanding IPO Shares.

In addition, the Offer and the Extension are also subject to a number of other customary conditions. We refer to the conditions to the Offer, including the Extension Condition and the Maximum Tender Condition, as the “offer conditions.”

Termination

We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation, subject to the restriction in our Articles of Association that requires us to voluntarily wind-up and cease our corporate existence on March 30, 2013. Certain amendments of the Offer may require an extension of the Offer if deemed material. If we extend the Offer, we will delay the acceptance of any Shares that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived.

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Effect of Termination

If Prime does not consummate the Extension by March 30, 2013 then pursuant to its Articles of Association, Prime will automatically dissolve as promptly as practicable and liquidate and release only to its holders of Shares, as part of its plan of distribution, the amount in the Trust Account, including the deferred underwriting discounts and commission and accrued but undistributed interest, net of (i) taxes payable, and (ii) interest income earned on the Trust Account previously released to us to fund Prime’s working capital and general corporate requirements (any amounts in the Trust Account in excess of $10.02 per public share). Prime’s founders have agreed to waive their rights to participate in any liquidating distribution as part of its plan of distribution with respect to the founders’ shares, but not with respect to any Shares they have acquired in the IPO or aftermarket. There will be no distribution from the Trust Account with respect to Prime’s warrants, and all rights of our warrants will terminate upon its liquidation.

Recommendation of Prime’s Board of Directors

The board of directors of the Company has recommended that Prime shareholders vote in favor of each of the Extension proposals.

Interests of Certain Persons in the Extension

When you consider the recommendations of the Company’s board of directors in favor of the Extension and against the Offer, you should keep in mind that the Company’s founders, directors and officers (“the Company Inside Shareholders”) have interests in the Extension and Offer that may be different from, or in addition to, your interests as a shareholder.

Shares Held by the Company Inside Shareholders

Our officers and directors and certain of their affiliates purchased 1,407,600 units comprised of 1,407,600 ordinary shares and 1,407,600 warrants, each to purchase one ordinary share for an aggregate consideration of $1,564. Following the partial exercise of the underwriters’ over-allotment option on May 10, 2011, an aggregate of 165,592 founders’ units were forfeited for no consideration, and as a result our founders own an aggregate of 1,242,008 founders’ units. In addition, we issued the representative of the underwriters, Chardan Capital Markets, LLC, and our founders and certain of their designees, in a private placement occurring simultaneously with our IPO, an aggregate of 2,185,067 warrants for an aggregate consideration of $1,638,800.

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Our board of directors has approved the grant of options to purchase up to 220,000 of our Ordinary Shares to our directors, employees, and consultants from time to time, with such terms and conditions as our officers may establish, including options to purchase 60,000 Ordinary Shares at a purchase price of $0.001 per share prior to our initial public offering. Carolyne Yu is one of these consultants, and she is the niece of William Yu and Diana Liu. Ms. Carolyne Yu received an option to purchase 1,500 Ordinary Shares and will provide investor and public relations and consulting to us. She also provides such consulting services to AutoChina International Limited, a company for which Diana Liu, William Yu’s wife, serves as a director. Dane Chauvel, Jason Wang and Hui Kai Yan have each been granted options to purchase 26,000, 5,000 and 5,000 Ordinary Shares, respectively, as of December 31, 2011. In March 2012, George Kaufman was granted an option to purchase 5,000 Ordinary Shares. None of the other options issued as of the date of this report have been issued to our officers or directors or any of their affiliates. Such options are not exercisable until the closing of the business combination. Share option grants are governed by individual grant agreements and stock restriction agreements as determined by our officers, and may be subject to either time-based or performance-based vesting provisions. Our board of directors has the authority to amend, alter, suspend or terminate our right to grant such share options without the consent of holders of Shares within the 220,000 option limit. Accordingly, such options may dilute the equity interest of our shareholders.

If the Article Amendment Proposal is not approved, the Company will be required to commence proceedings to dissolve and liquidate following distribution of the amounts in the Trust Account. There will be no distribution from the Trust Account with respect to the Company’s pre-IPO shareholders’ securities, which would expire worthless if the Article Amendment Proposal in not approved.

Compensatory Arrangements for Board of Directors and Management

None of our directors or officers have received any cash compensation for services rendered to us during the year ended December 31, 2012. We believe that because our officers and directors own an aggregate of 1,242,008 founders’ units, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

We have agreed to pay to Kaiyuan Real Estate Development a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on March 24, 2011, and ending on the earlier of our consummation of a business combination or our liquidation. Kaiyuan Real Estate Development is an affiliate of Mr. Yong Hui Li, our Chairman. This arrangement was agreed to by Kaiyuan Real Estate Development for our benefit and is not intended to provide Mr. Li compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by Kaiyuan Real Estate Development will approximate the monthly reimbursement. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third-party. Commencing February 1, 2012, we have secured approximately 150 sq. foot of additional office space, administrative services and secretarial support in Taipei, Taiwan. Fees for the additional office space, administrative services and secretarial support are included in the $7,500 monthly fee paid to Kaiyuan.

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Other than this $7,500 per month fee, and any share option grants, no compensation of any kind, including finder’s and consulting fees, will be paid to our officers, or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our officers and directors and their respective affiliates will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. There are no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the Trust Account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial business combination.

Officer and Director Liability

If we are unable to complete a business combination and are forced to dissolve and liquidate, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

Other Agreements of the Company Inside Shareholders

None of the agreements entered into at the time of the Company’s IPO will be amended or otherwise affected, except as specifically contemplated in the Article Amendment Proposal and the Distribution Proposal.

Certain Other Interests in the Proposals

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In addition to the interests of our directors and officers in the proposals, you should keep in mind that certain individuals promoting the proposals and/or soliciting proxies on behalf of the Company have interests in the proposals that may be different from, or in addition to, your interests as a shareholder. The underwriters in the IPO agreed to defer payment of a portion of the underwriting discount equal to 2.8% of the gross proceeds, or $1,022,833. This amount will be held in trust and not released until the earlier to occur of (i) the completion of our initial business combination or (ii) our liquidation, in which case such proceeds will be distributed to the holders of Shares, together with all other funds held in the Trust Account. We have asked the underwriter to forfeit any rights to or claims against such proceeds because a business combination was not timely completed.

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THE OFFER

General

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 3,031,969 Shares validly tendered in the Offer and not properly withdrawn, in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Purchase Price of $10.02 per share, net to the sellers in cash, without interest, for a total maximum Purchase Price of up to $30,380,329.38, as further described below under the heading “Purchase Price.” The holders of Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

The Offer is not conditioned on any minimum number of Shares being tendered in the Offer. The Offer is, however, subject to certain other conditions, including the Maximum Tender Condition and the Extension Condition. See “The Offer — Conditions of the Offer.”

Only Shares validly tendered in the Offer and not properly withdrawn will be purchased pursuant to the Offer. All Shares tendered in the Offer and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

Purchase Price

The Purchase Price is $10.02 per share. The Purchase Price has been calculated based on the requirement in our Articles of Association that requires that the redemption price payable per Ordinary Share shall be equal to the amount held in the Trust Account (excluding interest earned thereon and taxes payable) as of the commencement of the tender offer, divided by the total number of Ordinary Shares sold as part of the units in our IPO. Under the terms of our Articles of Association and the agreement governing the Trust Account, each as amended by the Extension, we are required to conduct the Offer in accordance with the terms of our Articles of Association, including the requirement related to the Purchase Price. See “The Offer-Extension of the Offer; Termination; Amendment.”

If we modify the price that may be paid for Shares from $10.02, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer — Extensions of the Offer; Termination; Amendment.”

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No Proration in Offer

The Offer is subject to certain conditions, including the Maximum Tender Condition that no more than 3,031,969 Shares are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date and the Extension Condition that the Extension is approved by our shareholders on or before March 30, 2013. Accordingly, if either the Extension Condition or the Maximum Tender Condition has not been satisfied, we will extend or terminate the Offer. Under no circumstances will the number of Shares tendered be prorated.

This Offer to Purchase and the related Letter of Transmittal for the Shares will be mailed to record holders of the Ordinary Shares and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Prime’s Shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Purpose of the Offer

The Company recently entered into a binding LOI with BHN, setting forth terms for the Acquisition by Prime of Target, a newly formed entity that is not affiliated with BHN which will, directly or indirectly, own a portfolio of real estate properties in southern Europe. However, the Company will not be able to consummate a business combination transaction prior to the Termination Date required by its Articles of Association and trust agreement governing the Trust Account. Since we will not be able to complete the business combination with Target before the Termination Date, the board of directors has determined that it would be in the best interests of our shareholders for the Company to continue its existence for a period of six (6) months after the Termination Date, rather than dissolve as required by our Articles of Association. In connection with the Extension, the board of directors has determined that it is in the Company’s best interest to allow shareholders holding our Shares the opportunity to redeem their shares for a pro rata portion of the Trust Account.

This Offer is being made in connection with the Extension to provide our shareholders an opportunity to redeem their Shares for a pro-rata portion of our Trust Account in the event the shareholders approve the Extension. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a shareholder in the assets or earnings and profits of the Company.

Our board of directors has (i) approved the Offer, (ii) declared the advisability of the Extension, and (iii) determined that the Extension is in the best interests of Prime’s shareholders. If you tender your Shares into the Offer, you will not be a shareholder of Prime after the Extension and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Shares. However, you must make your own decision as to whether to tender your Shares pursuant to the Offer and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Shares with your broker, if any, or other financial advisor.

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Certain Effects of the Offer

Approximately $30,380,330 will be required to purchase Shares in the Offer at the Purchase Price of $10.02 per share if the Offer is fully subscribed. In addition, we estimate approximately $50,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Extension. Shares acquired pursuant to the Offer will be held as retired and cancelled.

Assuming that shareholders approve both the Extension and the Offer, upon the expiration of the Offer we will proceed with effecting the Acquisition of Target. On February 22, 2013, a binding LOI was entered into by and between Prime and BHN setting forth terms for the Acquisition by Prime of Target, a newly formed entity that is not affiliated with BHN which will, directly or indirectly, own a portfolio of real estate properties in southern Europe. See “Information about Prime—Description of BHN and Target Business” for a summary description of the proposed business of the Target. Upon the closing of the transactions contemplated in the LOI and subject to the terms of the Agreement, Prime will acquire 100% of the issued and outstanding shares of Target in exchange for Prime assuming certain debt obligations under promissory notes or mortgages of the Target with an aggregate principal amount of approximately $175 million and the issuance of Ordinary Shares of Prime for the balance of the value of Target’s business at a valuation of $10.00 per share. In accordance with the LOI, certain existing shareholders of Prime will agree to cancel 529,920 of the 1,242,008 founder units issued prior to Prime’s IPO held by them. See “Information about Prime—Entry into Binding Letter of Intent” for a summary description of the material terms of the Acquisition. Additionally, on February 25, 2013, Prime, BHN and the AQR Funds entered into agreements granting the AQR Funds the right to put an aggregate of 535,000 of ordinary shares of the combined company at a price of $10.55 per share, for a period of four months following completion of the Acquisition. See “Information about Prime—Entry into Put Agreement” for a summary description of the material terms of the agreements.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Scheduled Expiration of Offer

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The Offer is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, March 27, 2013, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated.

Procedures for Tendering Shares

Valid Tender of Shares

For a shareholder to make a valid tender of Shares under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Shares you wish to tender, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, you must contact your broker or nominee to tender your Shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge shareholders who hold Shares through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.

Election to participate in Offer

In the Letter of Transmittal holders of Shares will need to indicate their election to participate in the Offer. An election to participate in the Offer shall be a binding agreement to comply with the terms of the Offer, subject to the Withdrawal Rights. Tendering shareholders must make an election to participate in the Offer, and any Letter of Transmittal that fails to indicate this election will be incomplete and will not be accepted in the Offer.

Separation of Units

You may tender Shares held as part of a unit in the Offer. If any or all of your Shares are held as part of a unit, you will need to separate the unit and undertake all actions necessary to allow for tender of the separated Share. For specific instructions regarding separation of units, please see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the units.

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Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

•	the registered holder of the Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered in the Offer and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Shares are tendered in the Offer for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal applicable to the Shares.

Except as described above, all signatures on any Letter of Transmittal for securities tendered in the Offer must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

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The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Prime may enforce such agreement against the DTC participant.

Guaranteed Delivery

If you want to tender your Shares pursuant to the Offer, but (i) your Shares are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Shares, if all the following conditions are met:

(A) the tender is made by or through an Eligible Institution;

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(B) the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(C) the Depositary receives, within three Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1) the certificates for all tendered Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer as described above, and

(2) a properly completed and duly executed Letter of Transmittal (or copy thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the purchase of Shares tendered pursuant and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Shares, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

Return of Unpurchased Shares

If any tendered Shares are not purchased pursuant to the Offer, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates representing the unpurchased Shares will be returned promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

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A tender of securities in the Offer made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the securities so tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right.

Any tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of the Shares is unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase including the Appendix thereto; (v) such shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder’s specific situation; (vi) any foreign exchange obligations triggered by such shareholder’s tender of Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income tax, withholding tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Shares, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Shares shall authorize us to withhold all applicable Tax Items from any amounts payable to a tendering shareholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

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Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Shares or waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Prime, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing Shares has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing Shares is lost and return it to the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date namely 5:00 p.m. on Wednesday, March 27, 2013. You may also withdraw your previously tendered securities at any time after 5:00 p.m., New York City time, on March 27, 2013 if not accepted prior to such time. Except as this section otherwise provides, tenders of Shares are irrevocable.

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For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Shares have been delivered in accordance with the procedures for book-entry transfer described in “— Procedures for Tendering Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders. None of Prime, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf. Such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

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Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, which conditions shall be satisfied or waived prior to the expiration of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 3,031,969 shares validity tendered in the Offer and not properly withdrawn on or before the Expiration Date. If more than 3,031,969 shares have been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date or if the Extension Condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all Shares tendered at our expense. Under no circumstances will the number of Shares tendered be prorated. The holders of Shares issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Shares that are validly tendered in the Offer and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Shares tendered be made unless the conditions to the Offer including the Extension Condition and Maximum Tender Condition have been satisfied. We will make prompt payment upon satisfaction of the offering conditions, but in no event later than three business days after the Expiration Date.

Prime will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

Certificates for all Shares tendered in the Offer and not purchased will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

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Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us, of Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge shareholders who hold Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept securities tendered and we may terminate or amend the Offer, or postpone our acceptance of the securities that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the then-scheduled Expiration Date (as it may be extended) any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer:

•	the Extension has not been approved by our shareholder or will not be approved by our shareholders contemporaneously with this Offer and in either case on or prior to March 30, 2013. We refer to this condition, which is not waivable, as the “Extension Condition;” and

•	more than 3,031,969 Shares having been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date. We refer to this condition, which is not waivable, as the “Maximum Tender Condition.”

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Furthermore, we will not accept for payment, purchase or pay for any securities tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents. We have agreed to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our shareholders, as we receive notification from the SEC that it has no further comment regarding this Offer. At that time, we will redistribute the Offer, as amended or supplemented, and its related Letter of Transmittal to our shareholders, setting forth a final Expiration Date.

Furthermore, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Prime to extend, terminate and/or modify the Offers, we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any securities tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered, subject to the rules under the Exchange Act, if any of the following shall have occurred:

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Extension illegal or otherwise preventing or prohibiting consummation of the Extension; or

•	a material adverse effect with respect to Prime shall have occurred since the date of this Offer to Purchase.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Only a court of competent jurisdiction can make a determination concerning the events described above that will be final and binding on all parties. Shareholders may challenge any determination that we make with respect to such matters.

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You should evaluate current market quotes and trading volume for the Shares, among other factors, before deciding whether or not to accept the Offer. See “Market Price Information” and “Risk Factors.”

Source and Amount of Funds

Approximately $30,380,329.38 will be required to purchase Shares in the Offer at the Purchase Price of $10.02 per share if the Offer is fully subscribed. In addition, we estimate approximately $50,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Extension. Shares acquired pursuant to the Offer will be retired and cancelled.

Certain Information Concerning Prime and the Extension

Set forth elsewhere in this Offer to Purchase is information concerning Prime and the Extension. Shareholders are urged to review such information prior to making a decision whether to tender their securities.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities

See “The Extension—Interests of Certain Persons in the Extension,” herein for information related to the proposed Extension and the interests of the management of Prime in the Extension.

Holders of our ordinary shares issued prior to our initial public offering, including our officers and directors, have agreed not to participate in the Offer with respect to such shares. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our securities during the 60 days prior to February 15, 2013.

Certain Legal Matters; Regulatory Approvals

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The Offer and the transaction contemplate by this Offer to Purchase are subject to the Tender Offer Rules under the Exchange Act.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our businesses that might be adversely affected by our acquisition of Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Ordinary Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares if we determine such extension is required by applicable law or regulations. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for securities upon the occurrence of any of the conditions specified in “— Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “— Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

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If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the price to be paid for Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Advantage Proxy, LLC to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Prime for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding securities through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers and other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Ordinary Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

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In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in such jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares, as of February 15, 2013:

•	each person known to us to own beneficially more than 5% of our Ordinary Shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership includes voting or investment power with respect to the securities and takes into consideration options exercisable by a person within 60 days after the date of this report. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

Name and Address (1)	Number of Ordinary Shares Beneficially Owned		Percentage of Ownership(2)
Yong Hui Li	310,502		6.3%
Diana Chia-Huei Liu	695,523	(3)	14.2%
William Tsu-Cheng Yu	695,523	(3)	14.2%
Hui-Kai Yan	—		—
Gary Chang	124,201	(4)	2.5%
Jason Wang	—		—
Dane Chauvel	—		—
George Kaufman	—		—
Weidong Guo	—		—
Weizhong Guo	—		—
Leo Wen	—		—
All directors and executive officers as a group (10 individuals)	1,130,226		25.4%
Polar Securities Inc.	488,000	(5)	10.0%
Fir Tree Value Master Fund, L.P.	360,000	(6)	7.3%
AQR Capital Management, LLC	535,000	(7)	10.9%
Bulldog Investors	312,700	(8)	6.4%

(1)	Unless otherwise noted, the business address for each of our beneficial owners is c/o Kaiyuan Real Estate Development, No. 322, Zhongshan East Road, Shijiazhuang, Hebei Province; 050011, China.

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(2)	Based on 4,894,983 ordinary shares outstanding as of February 15, 2013. Does not include ordinary shares underlying our warrants which will not become exercisable within the next 60 days, and ordinary shares underlying the underwriters’ unit purchase option which will not become exercisable within the next 60 days.

(3)	Consists of (i) 372,603 ordinary shares held by Diana Liu, (ii) 218,280 ordinary shares held by William Yu, and (iii) 107,640 ordinary shares held by Conrad Yu and Byron Yu. Diana Liu and William Yu are married, and Conrad Yu and Byron Yu are the sons of Diana Liu and William Yu.

(4)	Consists of 124,201 ordinary shares held by Puway Limited. Gary Chang and Alice Chang, Gary Chang’s wife, are the sole owners and directors of Puway Limited and, as such, are the beneficial owners of the securities owned by Puway Limited. The business address of Puway Limited is P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.

(5)	Based on a Schedule 13G/A filed on February 14, 2013 by Polar Securities Inc. and North Pole Capital Master Fund. The address of the business office of each of the foregoing reporting persons is 401 Bay Street, Suite 1900, P.O. Box 19, Toronto, Ontario M5H 2Y4, Canada.

(6)	Based on a Schedule 13G filed on April 4, 2011 by Fir Tree, Inc. and Fir Tree Value Master Fund, L.P. Fir Tree, Inc. is the investment manager of Fir Tree Value Master Fund, L.P., and has been granted investment discretion over portfolio investments, including the ordinary shares, held by Fir Tree Value Master Fund, L. P. The address of the business office of Fir Tree, Inc. is 505 Fifth Avenue, 23rd Floor, New York, New York 10017. The address of the business office of Fir Tree Value Master Fund, L.P. is c/o Citco Fund Services (Cayman Islands) Limited, 89 Nexus Way, Camana Bay, Box 31106, Grand Cayman KY1-1205, Cayman Islands 10017.

(7)	Based on a Schedule 13G/A filed on February 14, 2013 by AQR Capital Management, LLC. AQR Capital Management, LLC serves as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company, which holds 7.17% of the total listed above. The address of the business office of each of the foregoing reporting persons is Two Greenwich Plaza, 3rd floor, Greenwich, CT 06830.

(8)	Based on a Schedule 13G/A filed on February 14, 2013 by Bulldog Investors, Brooklyn Capital Management, Phillip Goldstein and Andrew Dakos. Phillip Goldstein and Andrew Dakos are the principals of Bulldog Investors. The business address of Bulldog Investors is Park 80 West, 250 Pehle Ave. Suite 708, Saddle Brook, NJ 07663.

As of February 15, 2013, 69.8% of our outstanding Ordinary Shares are held by 4 record holders in the United States.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions of Prime

On February 4, 2010, February 12, 2010, and November 7, 2010, Yong Hui Li, our Chairman, Diana Chia-Huei Liu, our Chief Executive Officer and director, William Tsu-Cheng Yu, our President, Chief Financial Officer, and director, The Shodan Company, an affiliate of William Tsu-Cheng Yu, Gary Han Ming Chang, our Chief Investment Officer and director, Steven Chia-Sun Liu, Joseph Chia-Yao Liu, Olivia Lin Yu, and Joyce Chen Liu acquired an aggregate of 1,564,000 founders’ units for an aggregate purchase price of $1,564. Effective March 24, 2011, the founders’ units were reduced in proportion to the reduction in the size of our IPO from an aggregate of 1,564,000 founders’ units to an aggregate of 1,407,600 founders’ units. Following the partial exercise of the underwriters’ over-allotment option on May 10, 2011, an aggregate of 165,592 founders’ units were forfeited for no consideration, and as a result our founders own an aggregate of 1,242,008 founders’ units. Of these founders’ units, 247,744 founders’ units, and the underlying Ordinary Shares and warrants (equal to approximately 5.2% of our issued and outstanding shares) will be forfeited for no consideration in the event the last sales price of the Ordinary Shares does not equal or exceed $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period within 12 months following the closing of our initial business combination, and an additional 247,744 founders’ units, and the underlying Ordinary Shares and warrants (equal to approximately 5.2% of our issued and outstanding shares) will be forfeited for no consideration in the event the last sales price of the Ordinary Shares does not equal or exceed $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for at least one period of 20 trading days within any 30-trading day period between 12 and 24 months following the closing of our initial business combination. Upon our dissolution and liquidation, none of our founders will have the right to receive distributions from the Trust Account with respect to the founders’ shares. In addition, the representative of the underwriters of our IPO, our founders and their designees purchased an aggregate of 2,185,067 placement warrants immediately prior to the completion of our IPO.

Immediately prior to the consummation of our IPO, the representative of the underwriters of our IPO, Chardan Capital Markets, LLC, and the founders and their designees purchased an aggregate of 2,185,067 warrants for an aggregate purchase price of $1,638,800 (of which Chardan Capital Markets, LLC purchased 240,000 warrants for $180,000), or $0.75 per warrant. The placement warrants are identical to the warrants underlying the units sold in our IPO, except that the placement warrants may be exercised on a cashless basis at any time after a business combination, including the Acquisition, and even if there is not an effective registration statement relating to the shares underlying the warrants so long as such warrants are held by the purchasers or their affiliates and are subject to certain transfer restrictions. Such purchasers have also agreed that the insider warrants will not be sold or transferred by them until after we have completed a business combination, including the Acquisition.

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Concurrently with our IPO, we issued to Chardan Capital Markets, LLC, the representative of the underwriters of our IPO as additional compensation, for a purchase price of $100, a unit purchase option to purchase 215,000 units for $12.00 per unit. The units issuable upon exercise of this option are identical to those sold in the IPO, except for some differences in redemption rights. The unit purchase option will be exercisable at any time, in whole or in part, commencing on the consummation of our initial business combination, including the Acquisition, and expiring on the March 24, 2016.

The holders of the founders’ units (including the founders’ shares and founders’ warrants, and the Ordinary Shares underlying the founders’ warrants), as well as the holders of the placement warrants (and underlying securities), will be entitled to registration rights pursuant to an agreement to be signed at the time of our IPO. The holders of the majority of these securities are entitled to make up to two demands that we register such securities. The holders of the founders’ units can elect to exercise these registration rights at any time commencing three months prior to the date on which these Ordinary Shares are to be released from escrow. The holders of a majority of the placement warrants (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination, including the Acquisition. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination, including the Acquisition. We will bear the expenses incurred in connection with the filing of any such registration statements, except that in no event will Chardan Capital Markets, LLC have more than one demand registration right at our expense.

We have agreed to pay to Kaiyuan Real Estate Development a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on March 24, 2011 and ending on the earlier of our consummation of a business combination, including the Acquisition, or our liquidation. Kaiyuan Real Estate Development is an affiliate of Mr. Yong Hui Li, our Chairman. This arrangement was agreed to by Kaiyuan Real Estate Development for our benefit and is not intended to provide Mr. Li compensation. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third-party. Commencing February 1, 2012, we have secured approximately 150 sq. foot of additional office space, administrative services and secretarial support in Taipei, Taiwan. Fees for the additional office space, administrative services and secretarial support are included in the $7,500 monthly fee paid to Kaiyuan.

Prior to completion of our IPO, Diana Liu, and William Yu loaned us an aggregate of $150,000 to cover expenses related to our IPO. The loans were repaid in full on the consummation of our IPO. On February 12, 2013, William Yu loaned us an additional $60,000 to cover certain working capital expenses. The loan is interest-free and becomes due on the earlier of the date that we consummate a business combination and the date that we liquidate and wind up our affairs.

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Our board of directors has approved the grant of options to purchase up to 220,000 of our Ordinary Shares to our directors, employees, and consultants from time to time, with such terms and conditions as our officers may establish, including options to purchase 60,000 Ordinary Shares at a purchase price of $0.001 per share prior to our initial public offering, which are currently outstanding. Such options are not exercisable until the closing of the Acquisition. Share option grants are governed by individual grant agreements and stock restriction agreements as determined by our officers, and may be subject to either time-based or performance-based vesting provisions. Our board of directors has the authority to amend, alter, suspend or terminate our right to grant such share options without the consent of holders of Shares within the 220,000 option limit. Accordingly, such options may dilute the equity interest of our shareholders. Carolyne Yu is one of these consultants, and she is the niece of William Yu and Diana Liu. Ms. Carolyne Yu received an option to purchase 1,500 Ordinary Shares and will provide investor and public relations and consulting to us. She also provides such consulting services to AutoChina International Limited, a company for which Diana Liu, William Yu’s husband, serves as a director. Dane Chauvel, Jason Wang, Hui Kai Yan and George Kaufman have each been granted options to purchase 26,000, 5,000, 5,000 and 5,000 Ordinary Shares, respectively. None of the other options issued as of the date of this report have been issued to our officers or directors or any of their affiliates.

We will reimburse our officers, directors, or any of their respective affiliates, for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. Subject to availability of proceeds not placed in the Trust Account, there is no limit on the amount of out-of-pocket expenses that could be incurred. This formula was a result of a negotiation between us and the underwriters and was meant to help maximize the amount of money in the Trust Account that would be returned to the investors if we do not consummate the Acquisition or an alternative business combination within the permitted time. Our board of directors will review and approve all expense reimbursements made to our directors with the interested director or directors abstaining from such review and approval. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the Trust Account and those proceeds are properly withdrawn from the Trust Account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial business combination.

Other than the payment of $7,500 per month to Kaiyuan Real Estate Development, in connection with office space, administrative services and secretarial support rendered to us, any share option grants, and reimbursement of reasonable out-of-pocket expenses to our officers, directors, or any of their respective affiliates, no compensation of any kind, including finders’ and consulting fees, will be paid to any of our executive officers and directors or any of their respective affiliates who owned the Ordinary Shares prior to our IPO for services rendered to us prior to or with respect to a business combination, including the Acquisition.

All ongoing and future transactions between us and any of our executive officers and directors or their respective affiliates, including loans by our directors, will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our disinterested directors, who had access, at our expense, to our attorneys or independent legal counsel. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third-party were found to be on terms less favorable to us than with an unaffiliated third-party, we would not engage in such transaction.

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If we are unable to complete the Acquisition or an alternative business combination and are forced to dissolve and liquidate, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to shareholders of redeeming their Shares pursuant to the Offer and of owning and disposing of Shares after completion of the Offer. This summary is based upon the laws and relevant interpretations thereof in effect as of the date of this Offer to Purchase, all of which are subject to change.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our Ordinary Shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our Ordinary Shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders is described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”) its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

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This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our Ordinary Shares as capital assets within the meaning of Section 1221 of the Code, and does not address the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our voting stock;

•	persons that acquired our Ordinary Shares pursuant to the exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

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•	persons that hold our Ordinary Shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our Ordinary Shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Ordinary Shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our Ordinary Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our Ordinary Shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES to Shareholders OF redeeming their Shares pursuant to the Offer and OF owning and disposing of Shares after COMPLETION OF the Offer. EACH HOLDER OF OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF SUCH REDEMPTION and OF THE ownership and disposition of Shares after COMPLETION OF the Offer, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

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U.S. Holders

Taxation of Redemption of Shares Pursuant to the Offer

The redemption of a U.S. Holder’s Shares in exchange for cash in connection with the Offer generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of our Shares rather than as a distribution. Such amounts, however, will be treated as a distribution and taxed as described in “Taxation of Owning and Disposing of Ordinary Shares After Completion of the Offer — Taxation of Cash Distributions Paid on Ordinary Shares,” below, if (i) the redemption is “essentially equivalent to a dividend” (meaning that the U.S. Holder’s percentage ownership in us (including Ordinary Shares the U.S. Holder is deemed to own under certain constructive ownership rules) after the redemption is not meaningfully reduced from what its percentage ownership in us (including constructive ownership) was prior to the redemption), (ii) the redemption is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” meaning, among other requirements, that the percentage of our outstanding voting shares owned (including constructive ownership) by such holder immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption), and (iii) the redemption does not result in a “complete termination” of the U.S. Holder’s interest in us (taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in our Ordinary Shares and its percentage ownership in us (including constructive ownership and taking into account the effect of redemptions by other holders) is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the U.S. federal income tax consequences to it of any redemption of its Shares.

Taxation of Owning and Disposing of Ordinary Shares After Completion of the Offer

Taxation of Cash Distributions Paid on Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any cash dividend paid (or deemed paid) on our Ordinary Shares. A cash distribution on our Ordinary Shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce the U.S. Holder’s adjusted tax basis in such Ordinary Shares (but not below zero). Any remaining excess will be treated as gain from the sale or other taxable disposition of such Ordinary Shares and will be treated as described under “— Taxation on the Disposition of Ordinary Shares” below.

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With respect to non-corporate U.S. Holders, such dividends may be subject to U.S. federal income tax at the lower applicable long-term capital gains tax rate (see “— Taxation on the Disposition of Ordinary Shares” below) provided that (1) our Ordinary Shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for our Ordinary Shares would be suspended for purposes of clause (3) above for the period that such holder had a right to have such Ordinary Shares redeemed by us. Under published IRS authority, our Ordinary Shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the NASDAQ Capital Market (the only exchange on which our Ordinary Shares are currently quoted and traded). Although our Ordinary Shares are currently listed on and traded on the NASDAQ Capital Market, we cannot guarantee that our Ordinary Shares will continue to be listed on and traded on the NASDAQ Capital Market. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid (or deemed paid) with respect to our Ordinary Shares.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of our Ordinary Shares (which, in general, would include a distribution in connection with our liquidation or a redemption of our Ordinary Shares, as described in “— Taxation of Redemption of Ordinary Shares Pursuant to the Offer,” above, and “— Taxation on the Redemption of Ordinary Shares,” below), and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such Ordinary Shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Ordinary Shares exceeds one year. The deductibility of capital losses is subject to various limitations.

Taxation on the Redemption of Ordinary Shares

If a U.S. Holder elects to redeem its Ordinary Shares (including pursuant to any subsequent tender offer) and receive cash pursuant the exercise of its redemption right, the redemption will generally be treated as discussed above in “— Taxation of Redemption of Ordinary Shares Pursuant to the Offer.” A U.S. Holder should consult with its own tax advisors as to the U.S. federal income tax consequences to it of any such redemption of its Ordinary Shares.

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Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our Ordinary Shares, subject to certain limitations and exceptions. Under recently issued proposed regulations, in the absence of a special election, such unearned income generally would not include income inclusions under the qualified electing fund, or QEF, rules discussed below under “— Passive Foreign Investment Company Rules,” but would include distributions of earnings and profits from a QEF. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our Ordinary Shares.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

The Company believes that it was a PFIC for its taxable years ended December 31, 2010 (the Company’s initial taxable year), December 31, 2011 and December 31, 2012. Our actual PFIC status for our current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. The determination of whether the Company is or has been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with the Company’s analysis of whether or not it is or was a PFIC during any particular year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Ordinary Shares and, in the case of our Ordinary Shares, the U.S. Holder did not make either a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

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•	any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares; and

•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

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In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our Ordinary Shares, and the special tax and interest charge rules do not apply to such Ordinary Shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such Ordinary Shares or a QEF election, along with a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of our Ordinary Shares will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, the initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held our Ordinary Shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our Ordinary Shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such Ordinary Shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such Ordinary Shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) our Ordinary Shares, the PFIC rules discussed above will continue to apply to such Ordinary Shares unless the holder files on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of the Company’s tax year in which it qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the Ordinary Shares for purposes of the PFIC rules.

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U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NASDAQ Capital Market, or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). Although our Ordinary Shares are currently listed on and traded on the NASDAQ Capital Market, we cannot guarantee that our Ordinary Shares will continue to be listed on and traded on the NASDAQ Capital Market. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Ordinary Shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of our Ordinary Shares should be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to our Ordinary Shares under their particular circumstances.

Non-U.S. Holders

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect to its Ordinary Shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our Ordinary Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

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Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintained or maintains in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our Ordinary Shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our Ordinary Shares by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Ordinary Shares and adjustments to that tax basis and whether any gain or loss with respect to such Ordinary Shares is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our Ordinary Shares.

Moreover, backup withholding of U.S. federal income tax at a rate of 28% generally will apply to dividends paid on our Ordinary Shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our Ordinary Shares by a U.S. Holder (other than an exempt recipient), in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

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A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

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The Depositary for the Offer is:

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
Attention: Jessie Tejada

Telephone number: 718-921-8520

Fax: 718-765-8742

Email: admin4@amstock.com

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, LLC, our Information Agent for the Offer, at the telephone numbers and e-mail address set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Attention: Karen Smith
Telephone number: toll Free: 877-870-8565 or 206-870-8565
Email: ksmith@advantageproxy.com

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